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MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”) is made as of November 7, 2022 (the “Effective Date”) between:

(1)	Each entity identified on Appendix A, whose jurisdiction of formation is identified opposite its name (the “Client”); and
(2)	STATE STREET BANK AND TRUST COMPANY, a bank and trust company organized under the laws of The Commonwealth of Massachusetts, U.S.A. (the “State Street”).
A.	INTRODUCTION; DEFINITIONS
1	Introduction

The Client is an open-end management investment company currently comprised of a single or multiple series (each, a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the 1933 Act and the 1940 Act.

Pursuant to the terms of this Master Services Agreement, including the Schedules hereto, State Street will provide custody, accounting and the other administration services described herein to the Client and the Client shall pay to State Street the fees and expenses set forth in a written fee schedule(s) agreed to by the Parties from time to time.

2	Definitions and Interpretation

Defined terms and the general rules of interpretation agreed by the Parties are set forth in Schedule 1.

B.	Custody Services
1	Appointment of State Street as Custodian

The Client hereby appoints State Street to provide the custody services set out in Sections B.2 through B.14 below (the “Custody Services”) subject to and in accordance with the terms of this Agreement.

2	Safekeeping Securities
2.1	Holding Securities. State Street will hold Securities delivered or credited to its account under this Agreement directly or through accounts at Subcustodians or CSDs. In turn, Subcustodians will hold Securities directly or through accounts at CSDs.
2.2	Client Entitlements and Segregation. State Street will take the following steps to reflect the Client’s ownership of Securities and to separately identify the Securities of the Client from the proprietary assets of State Street, Subcustodians, and CSDs, in accordance with Local Market Practice:
2.2.1	Accounts at State Street. Open and maintain on the records of State Street one or more securities accounts in the name of the Client or such other name as the Client may reasonably request (each, a “Securities Account”) and credit Securities to them;

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2.2.2	Accounts at the Subcustodians or CSDs. Open and maintain securities accounts at the Subcustodians or CSDs in which State Street is a direct participant, cause Subcustodians to open and maintain securities accounts at CSDs in which the Subcustodian is a participant, and cause Securities to be credited to the relevant accounts. Such accounts: (i) may be commingled (or omnibus) accounts for Securities of multiple customers of State Street (or Subcustodian, in the case of accounts opened by the Subcustodian at a CSD) or, in limited markets, segregated (or separate) accounts for Securities of the Client; and (ii) must not include any proprietary securities of State Street, the Subcustodian or the CSD; provided that, to the extent permitted by applicable Law and consistent with Local Market Practice, State Street will require each Subcustodian to maintain its books and records such that it is apparent that the Securities held at such Subcustodian by State Street on behalf of its customers belong to customers of State Street and do not belong to State Street or the Subcustodian;
2.2.3	Physical Securities. Physically segregate bearer Securities from the proprietary assets of State Street, and require that the Subcustodians physically segregate bearer Securities from the Subcustodian’s and State Street’s proprietary assets;
2.2.4	Registration Names. Register certificated Securities (other than bearer securities) in the name of the Client or in the name of State Street, a Subcustodian, a CSD or a nominee of any of them, or otherwise in accordance with Local Market Practice and the laws and regulations applicable to State Street; and
2.2.5	Records of Transactions; Reconciliation. Maintain records of the Client’s transactions in the Securities Accounts and reconcile its records of clients’ securities holdings against the records of its Subcustodians and CSDs in which it is a direct participant in accordance with State Street’s standard procedures and Local Market Practice. Subcustodians will likewise maintain records of their client’s transactions and reconcile their records of the securities holdings of their clients against the records of the CSDs in which they are a direct participant in accordance with the Subcustodians’ standard procedures and Local Market Practice.
2.3	Securities Interchangeable. Securities of the Client (whether held in separate or commingled accounts) are fungible with all other securities of the same issue held in such accounts by State Street and its Subcustodians. This means that the Client’s redelivery rights in respect of the Securities are not in respect of the Securities actually deposited with State Street or a Subcustodian from time to time, but rather in respect of Securities of the same number, class, denomination and issue as those Securities.
2.4	Acceptance of Securities. Except as otherwise agreed in writing with the Client, State Street will only accept custody of Securities and other assets that it is operationally equipped and licensed to hold in the relevant market where it provides custodial services either directly or through an existing Subcustodian and may decline to accept custody of certain securities or asset types that it determines present an unacceptable risk profile or that it or its Subcustodians are not operationally equipped or permitted to hold under any law or regulation.

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3	Cash
3.1	Cash Accounts. State Street will open and maintain in the name of the Client one or more cash deposit accounts (each a “Cash Account”) in such currencies as may be required in connection with the investment activity of the Client.
3.2	Location of Cash Deposits. Cash received for the Client will be deposited with State Street, or with a Subcustodian, depending on the currency and/or the market. State Street will designate each currency in a particular market as On Book Cash or Off Book Cash. “On Book Cash” means the currency is maintained in a deposit account with, and recorded as a liability on the balance sheet of, State Street (through any of its branches) and “Off Book Cash” means the currency is maintained in a deposit account with, and recorded as a liability on the balance sheet of, a Subcustodian (through any of its branches). State Street may change the designation of a currency as On Book or Off Book from time to time. Clients will find the designation of currencies as On Book Cash and Off Book Cash, and any changes to such designations, in the Client Publications.
3.3	Cash Records. State Street will reflect Cash balances held in all On Book and Off Book Client deposit accounts on its books and records and report the balances to the Client.
3.4	Banking Relationship. In accepting deposits under this Agreement, State Street (for On Book Cash) or the relevant Subcustodian (for Off Book Cash) acts as banker and does not hold the money deposited on trust or segregated from its proprietary assets. Accordingly, the Client is an unsecured creditor of State Street (for On Book Cash) or the relevant Subcustodian (for Off Book Cash), subject to such rights as may arise in an Insolvency Event as determined under the laws of the jurisdiction of State Street or relevant Subcustodian. With respect to Off Book Cash, State Street is only responsible for returning the actual amount that State Street receives from the Subcustodian.
3.5	Interest and Charges. Cash Accounts may be interest bearing or non-interest bearing and may be subject to charges or fees on the deposit balance or on a per account basis. State Street or the relevant Subcustodian will determine on a periodic basis:
3.5.1	the interest rates, if any, (which may be positive, zero or negative) or equivalent charges or fees paid or charged to the Client from time to time with respect to a Cash Account; and
3.5.2	the overdraft rates or equivalent charges or fees and the applicable overdraft thresholds (if any) that will trigger interest charges from time to time for overdrafts,

in each case, acting in their sole discretion, taking into account market conditions and other relevant commercial considerations. Interest and overdraft rates or other account charges or fees will vary by currency. Details on current rates and deposit account charges are available upon request.

3.6	Overdrafts. The Client must maintain sufficient funds in the Cash Accounts to settle all transactions in the applicable currencies in a timely manner. State Street or its Subcustodians may, but are not required to, extend credit under this Agreement. State Street reserves the right to decline to process any Proper Instruction or settle any transaction that would result in an overdraft of the Cash Account. If an overdraft arises in the Cash Account, the Client agrees to repay the principal amount of the overdraft upon demand by State Street or within five Business Days, whichever is earlier, plus any applicable overdraft fees and interest (which shall be the applicable interest rate charged by State Street at that time for overdrafts) on the principal overdraft.

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4	Transaction Settlement
4.1	Settlement. State Street will settle all transactions in accordance with Local Market Practice, which may not always be on a delivery-versus-payment or receipt-versus-payment basis. Except as otherwise provided below regarding Contractual Settlement, State Street will credit or debit the appropriate Cash Account on an actual settlement or payment basis.
4.2	Contractual Settlement. In order to facilitate transaction settlement, State Street may provisionally credit settlement, maturity or redemption proceeds, or income, dividends and other distributions, on a contractual settlement or predetermined income basis (“Contractual Settlement”), for markets, securities and eligible clients as determined and notified by State Street in the Client Publications. State Street can terminate or suspend Contractual Settlement for markets, securities or particular clients at any time. To the extent practicable in the circumstances, State Street will make commercially reasonable efforts to provide advance notice to Client prior to terminating or suspending Contractual Settlement for a market, securities or the Client.
4.3	Use of Funds. Where Contractual Settlement applies, State Street will credit or debit the appropriate Cash Account on the contractual settlement date or payable date for the relevant transaction. This means that (i) the Client will have use of the funds from the date that a sale was contracted to settle or the payable date, which may be earlier than the date payment actually occurs and (ii) State Street will have use of the funds debited from the Cash Account from the date that a purchase was contracted to settle until the date that settlement actually occurs.
4.4	Reversal. State Street may reverse any Contractual Settlement credit at any time before actual receipt of the cash payment associated with the credit if State Street determines, in its reasonable judgement, that such payment will not be received within 30 days for that transaction or if State Street suspends or terminates the provision of Contractual Settlement for those Securities in that market. State Street will notify the Client 48 hours before any such reversal.
4.5	Secured Liability. To the extent that State Street has not received the cash payment associated with a credit, the amount credited remains a Secured Liability under this Agreement.
4.6	Fails to Deliver. In the case of the failure of the Client’s counterparty (or other appropriate party) to deliver the expected consideration as agreed, State Street will make available to the Client on mystatestreet.com information regarding such failure to deliver.
5	Corporate Actions
5.1	Transmit Information. State Street will promptly transmit or make available to the Client all material written information customarily provided by a professional global custodian regarding an applicable Corporate Action, or a brief synopsis of that information, affecting Securities then being held under this Agreement, where (i) that information is received directly from issuers of such Securities or from CSDs or Subcustodians or (ii) that information is publicly available in the relevant market from standard vendors routinely used by professional global custodians provided that State Street can verify the accuracy of such information. State Street will transmit or make available such Corporate Action data it receives from primary sources (issuers, CSDs and Subcustodians) without further review although it will generally note if such information

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is single sourced. State Street generally will not transmit or make available such Corporate Action data it receives from secondary sources (vendors) unless the accuracy of that information can be verified against at least one additional source.

5.2	Exercise. State Street will process the Client’s elections with respect to any voluntary Corporate Action at the direction of the Client provided it has actual possession of the relevant Securities and it has received Proper Instructions by the deadline specified in State Street’s Corporate Action notification (“Corporate Actions Deadline Date”). State Street will use reasonable efforts to effect Proper Instructions received after that deadline but will have no responsibility for any failure to exercise such instructions accurately or timely. In the absence of receiving Proper Instructions by the Corporate Actions Deadline Date, State Street may take the default action specified in the corporate action notification. In the event of a mandatory Corporate Action, State Street will act without Proper Instructions in accordance with Section E.7.10.
5.3	Class Actions. State Street will transmit written information received by State Street regarding any class action litigation to the extent set out in the Client Publications. State Street will not support class action participation by the Client beyond such forwarding of written information. In no event will State Street act as a lead plaintiff in a class action.
5.4	Fractional Positions. Fractional positions resulting from Corporate Actions will be dealt with in accordance with the Client Publications.
6	Proxy Servicing
6.1	Transmit Information. State Street will forward to the Client all proxies received by State Street relating to the Securities then held under this Agreement, for the markets designated in the Client Publications, unless otherwise instructed by the Client. State Street will use an agent to assist in the receipt and distribution of proxies and will share the Client’s position and contact information to facilitate such collection and distribution.
6.2	Voting. State Street provides proxy voting services for the markets designated in the Client Publications. State Street will cause eligible proxies to be promptly executed by the registered holder in accordance with Proper Instructions and delivered to the issuer of the Securities or its designated agent. In order for State Street to provide the voting services, State Street must have received such Proper Instructions, must have actual possession of the relevant Securities, and all requirements set out in the Client Publications must have been met, including where applicable receiving an executed power of attorney, in each case by the deadline specified in State Street’s proxy notification.
7	Income Collection
7.1	Monitoring and Crediting. State Street will use commercially reasonable efforts to monitor and collect on a timely basis, in accordance with Local Market Practice, all income and other payments to which the Client is entitled in respect of the Securities held under this Agreement and Securities on loan through the securities lending program sponsored by State Street or its Affiliates. State Street will credit such amounts to the Cash Account of the Client as received, except where Contractual Settlement applies. State Street will use commercially reasonable efforts to contact appropriate parties to collect unpaid interest or dividends and promptly notify the Client of the late payment.

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7.2	Repatriation of Income. The Client is responsible for directing the repatriation of income into the base currency of the Portfolio or another currency selected by the Client, and may enter into separate arrangements to do so, as set out in Section 12 of this Agreement.
8	Statements and Reports
8.1	Contents. State Street will make available reports to the Client regarding the Portfolio on a periodic basis as selected by the Client from certain online tools made available from time to time by State Street or as otherwise agreed with the Client. The reports will include Cash balances, an itemized statement of Securities and Cash and Securities transaction activity. Market values contained in these reports are unaudited and based on State Street’s standard pricing vendors and practices. These reports will not include net asset value calculations.
8.2	Cash and Securities Not Held. State Street may agree to incorporate information in respect of cash or securities not held by State Street. In making available such information to the Client, State Street will rely upon the information provided by the Client or a third party without any requirement to verify the accuracy of such information. State Street will not perform any other Custody Services in relation to such cash or securities.
9	Tax Withholding and Tax Relief
9.1	Withholding. State Street will withhold (or cause to be withheld) the amount of any tax which is required to be withheld by State Street or Subcustodian under the Law applicable to State Street or Subcustodian based on the Client’s domicile and entity type in respect of any dividend, interest income or other distribution in relation to any Security, and/or the proceeds or income from the sale or other transfer of any Security held by State Street. If the Client has not provided the requisite information and documentation, State Street is obligated to arrange for maximum withholding. In certain markets, the Client will be required to hire a local tax agent to calculate withholding, as set out in the Client Publications.
9.2	Tax Relief. State Street will apply for a reduction of withholding tax and refund of any tax paid or tax credits in respect of income payments on Securities based on the Client’s entitlement under relevant tax treaties or laws which apply in each market that supports a standard tax reclaim process, in all cases as may be set out from time to time in the Client Publications. State Street does not facilitate tax reclaims for tax transparent or pass-through (i.e., multiple-beneficiary) entities such as partnerships, LLCs, common trusts or any other types of entities that are generally ineligible for tax treaty or domestic law tax entitlements, even where the partners or beneficial holders of such entities may be eligible.
9.3	Documentation. In order for State Street to perform the services in this Section 9, the Client will provide State Street such information and documentation as may be required from time to time by State Street for tax purposes, including documentary evidence of its tax domicile, and its entity type and details of any special ruling or treatment to which the Client may be entitled in relation to countries where the Client engages or proposes to engage in investment activity or where Securities are or will be held. The Client is responsible for ensuring the documentation and information provided is true and accurate in all material respects and will promptly provide State Street with all necessary

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corrections or updates upon becoming aware of any changes or inaccuracies in the documentation or information supplied. The provision of documentation and information under this Section 9.3 will be taken to be a Proper Instruction upon which State Street will be entitled to rely for all purposes under this Section 9, including calculating withholding and determining available tax relief, without the need to undertake any further inquiries or verification.

9.4	Client Responsible for Taxes. The Client will be liable for all taxes, levies or similar obligations which arise as a result of the Client’s investment activity, including in relation to any Cash or Securities held by State Street on behalf of the Client, or any related transactions. If any taxes become payable in relation to any prior payment made to the Client by State Street, State Street may withhold any credit balance in the Client’s Cash Accounts to the extent necessary to satisfy such tax obligation. The Client will also remain liable for any tax deficiency.
9.5	No Tax Advice. The Client acknowledges that State Street is not, and will not be deemed to be, providing tax advice or tax counsel.
10	Physical Safekeeping of Investment Documents
10.1	Document Safekeeping. State Street may agree to provide physical safekeeping for Investment Documents delivered to it and will return such Investment Documents to the Client upon receipt of Proper Instructions, subject to additional documentation and other requirements as State Street may specify from time to time.
10.2	No Other Custody Services. State Street will not otherwise perform any other Custody Services in relation to such Investment Documents.
11	Alternative Asset Servicing
11.1	Alternative Assets. State Street may agree to reflect the Client’s Alternative Assets on its books, records or statements. Unless otherwise agreed in writing, State Street will not perform any other services or assume any obligations in relation to Alternative Assets. State Street may, in limited cases, agree to register the Client’s interests in Alternative Assets in the name of State Street, subject to additional documentation and other requirements as State Street may specify from time to time.
12	Foreign Exchange
12.1	Role of Custodian. The role of State Street with respect to foreign exchange transactions is limited to facilitating the processing and settlement of such transactions. State Street does not have any agency, trust or fiduciary obligation to the Client or any other person in connection with the execution of any foreign exchange transactions, other than the obligation as agent to process the Proper Instructions given by the Client.
12.2	Role of Counterparties. If the Client enters into any foreign exchange transaction with State Street Bank and Trust Company, a Subcustodian or any of their Affiliates, the Client does so on the basis that these entities are acting as a principal dealer and counterparty, and not as fiduciary or agent to the Client, and the execution services are governed by separate arrangements (including pricing) and do not form part of the Services provided by State Street under this Agreement. This applies to foreign exchange transactions entered into by the Client directly with the trading desk of these entities or by Proper Instruction to State Street using the indirect foreign exchange services described in the Client Publications.

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13	Subcustodians
13.1	Use of Subcustodians. State Street is authorized to utilize Subcustodians in connection with its performance of the Custody Services, and will notify the Client of the Subcustodians so employed from time to time through the Client Publications.
13.2	Selection and Monitoring. State Street will use reasonable skill, care and diligence in the selection, monitoring and continued utilization of Subcustodians by taking the following actions: (i) annually assess the financial condition of each Subcustodian by reviewing their publicly available financial information, (ii) on a daily basis monitoring the performance by each Subcustodian of its duties relative to the Custody Services, and (iii) confirming on an annual basis that each Subcustodian is licensed to act as a subcustodian in its relevant market.
13.3	Special Subcustodians. At the request of the Client, State Street may agree to appoint one or more qualified banks, trust companies or other entities designated by the Client to act as a subcustodian (each a “Special Subcustodian”) for purposes specified by the Client. In connection with the appointment of a Special Subcustodian, State Street shall enter into a tri-party subcustodian agreement with the Special Subcustodian and the Client in form and substance approved State Street, provided that such agreement shall comply with Law applicable to the Client and shall be consistent with the terms and provisions of this Agreement, to the extent practicable.
13.4	Provisions Relating to Rule 17f-5
13.4.1	Delegation. The Client, by resolution of the Board, delegates to State Street, pursuant to Rule 17f-5(b), the obligations to perform as the Client’s Foreign Custody Manager and, unless State Street advises the Client that it does not accept such delegation with respect to a country, State Street accepts such delegation. State Street acting in this capacity shall be referred to as the “Foreign Custody Manager.”
13.4.2	Exercise of Care as Foreign Custody Manager. The Foreign Custody Manager will exercise such reasonable care, prudence and diligence in performing the delegated responsibilities as a person having responsibility for the safekeeping of assets of management investment companies registered under the 1940 Act would exercise.
13.4.3	Foreign Custody Arrangements. The Foreign Custody Manager will perform the delegated responsibilities only with respect to Covered Foreign Countries and will provide the Client with a list on Schedule A of the Eligible Foreign Custodian(s) it selects to maintain the Client’s Foreign Assets in each Covered Foreign Country. The Foreign Custody Manager may amend the list from time to time in its sole discretion upon notice to the Client.
13.4.4	Scope of Delegated Responsibilities. The Foreign Custody Manager, when placing and maintaining Foreign Assets in the care of an Eligible Foreign Custodian, will determine that: (i) the Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the country in which the Foreign Assets will be held by the Eligible Foreign Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation the factors specified in Rule 17f-5(c)(1), and (ii) the contract between the Foreign Custody Manager and the Eligible Foreign Custodian governing the foreign custody arrangements will satisfy the requirements of Rule 17f-5(c)(2). The Foreign Custody Manager will establish a system to monitor (a) the appropriateness of maintaining the Foreign Assets with the

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Eligible Foreign Custodian, and (b) the performance of the contract governing the foreign custody arrangements. The Foreign Custody Manager will notify the Client if it determines that the custody arrangements with an Eligible Foreign Custodian are no longer appropriate and will act in accordance with the Client’s Proper Instructions with respect to the disposition of the affected Foreign Assets.

13.4.5	Reporting Requirements. The Foreign Custody Manager will (i) report the withdrawal of Foreign Assets from an Eligible Foreign Custodian and the placement of Foreign Assets with another Eligible Foreign Custodian by providing to the Client an updated Schedule A at the end of the calendar quarter in which the action has occurred, and (ii) after the occurrence of any other material change in the foreign custody arrangements of the Client, make a written report available to the Client containing a notification of the change.
13.4.6	Representations of Foreign Custody Manager and Client. The Foreign Custody Manager represents to Client that it is a U.S. Bank as defined in Section (a)(7) of Rule 17f-5(a)(7). Client represents to State Street that its Board has (i) determined that it is reasonable for the Board to rely on State Street to perform the responsibilities delegated pursuant to this Agreement to State Street as the Foreign Custody Manager of the Client, and (ii) considered and determined to accept the risk described in the first sentence of Section E.4.2 as is incurred by placing and maintaining the Client’s Foreign Assets in each Covered Foreign Country.
13.4.7	Withdrawal of Acceptance of Delegation as Foreign Custody Manager. Upon reasonable prior written notice to the Client, the Foreign Custody Manager may withdraw its acceptance of such delegated responsibilities generally or with respect to a specified Covered Foreign Country, and State Street will have no further responsibility in its capacity as Foreign Custody Manager to the Client generally or with respect to the designated Covered Foreign Country, as applicable.
13.4.8	Settlement Practices. State Street will provide to each Client the information with respect to custody and settlement practices in countries in which State Street employs an Eligible Foreign Custodian described on Schedule C at the time or times set out on the Schedule. State Street may revise Schedule C from time to time, but no revision will result in a Client being provided with substantively less information than had been previously provided on Schedule C.
14	Central Securities Depositories
14.1	Use of Central Securities Depositories. State Street and its Subcustodians will use CSDs in connection with the performance of the Custody Services, and will notify the Client of the CSDs so employed from time to time through the Client Publications.
14.2	Rules of Central Securities Depositories. Where State Street or its Subcustodians use CSDs, the Client acknowledges that they will do so in accordance with the terms and conditions of participation or membership in such CSDs and the rules and procedures governing the operation thereof.
14.3	Provisions Relating to Rule 17f-4. State Street may deposit and maintain securities or other financial assets of the Client in a U.S. CSD in compliance with the conditions of Rule 17f-4.
14.4	Provisions Relating to Rule 17f-7. State Street will (i) provide the Client or its Investment Manager with an analysis of the custody risks associated with maintaining

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assets with the Eligible Securities Depositories set out on Schedule B in accordance with Section (a)(1)(i)(A) of Rule 17f-7, (ii) monitor such risks on a continuing basis and promptly notify the Client or its Investment Manager of any material change in such risks, in accordance with Section (a)(1)(i)(B) of Rule 17f-7, and (iii) exercise reasonable care, prudence and diligence in performing the requirements in subsections (i) and (ii) above.

C.	Fund Administration Services
1.	The Client hereby appoints State Street to act as administrator to the Client for purposes of providing the administration services set forth on Schedule 2 attached hereto (the “Administration Services”) for the period and on the terms set forth in this Agreement. State Street accepts such appointment and agrees to render the Administration Services subject to the authorization and direction of the Client and, in each case where appropriate, the review and comment by the Client’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Client and State Street.
2.	State Street shall perform such other administration services for the Client that are mutually agreed to by the parties from time to time, for which the Client will pay such fees as may be mutually agreed upon, including State Street’s reasonable out-of-pocket expenses. The provision of such other administration services shall be subject to the terms and conditions of this Agreement.
3.	State Street shall provide the Administration Services on the terms and conditions set forth in this Agreement including Schedule 2. In the event of an inconsistency between the provisions contained in the body of this Agreement and Schedule 2 attached hereto, the terms of Schedule 2 will govern with respect to the Administration Services.
D.	INVESTMENT ANALYTICS SERVICES
1.	Pursuant to Schedule 3 attached hereto, State Street shall perform the investment analytic services (“Investment Analytics Services”) described in one or more service schedules (the “Service Schedule(s)”) attached to Schedule 3. State Street shall provide the Investment Analytics Services on the terms and conditions set forth in this Agreement and on the terms and conditions set forth in Schedule 3 and related Service Schedules. In the event of an inconsistency between the provisions contained in this Agreement and Schedule 3, the terms of Schedule 3 will govern with respect to the Investment Analytics Services. Schedule 3 will also govern in the event of a conflict between the Schedule 3 and any Service Schedule, unless such Service Schedule provides otherwise by explicitly making reference to and amending one or more specific Sections of Schedule 3.
E.	GENERAL TERMS AND CONDITIONS
1	Delegation
1.1	Use of Delegates. State Street will have the right, without prior notice to or the consent of the Client, to employ Delegates to provide or assist it in the provision of any part of the Services other than Services required by Law applicable to either Party to be performed by a qualified custodian or CSD or by the administrator of a fund. Unless

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otherwise agreed in a fee schedule, State Street will be responsible for the compensation of its Delegates.

1.2	Provision of Information Regarding Delegates. State Street will use reasonable skill, care, and diligence in the selection and monitoring of its Delegates and will provide or make available to the Client on a quarterly or other periodic basis information regarding its global operating model for the delivery of the Services, which information will include the identities of Delegates affiliated with State Street that perform or may perform any part of the Services, and the locations from which such Delegates perform Services, as well as such other information about its Delegates as the Client may reasonably request from time to time.
1.3	Third Parties. Nothing in this Section limits or restricts State Street’s right to use Affiliates or third parties to perform or discharge, or assist it in the performance or discharge of, any obligations or duties under this Agreement other than the provision of the Services.
2	Standard of Care and Liability
2.1	Standard of Care. State Street will at all times exercise the reasonable skill, care, and diligence expected of a professional provider of custody or administrative services, as applicable, to mutual funds and other institutional investors and act in good faith and in accordance with generally applicable industry standards and practices in the performance of its duties under this Agreement; provided, however, that if State Street in its capacity as custodian is subject to a higher standard of care under applicable Law, State Street shall be subject to such higher standard of care with respect to the provision of Custody Services hereunder and such higher standard of care shall be deemed to be part of this Agreement for such Custody Services.
2.2	Liability for Losses. Subject to the limitations and exclusions of liability in this Agreement (including with respect to Administration Services the terms on Schedule 2), State Street will be liable for Losses suffered or incurred by the Client to the extent such Losses are caused by State Street’s Negligence, bad faith, reckless disregard, willful misconduct, willful default or fraud in the performance of its duties and obligations under this Agreement.
2.3	Responsibility for Subcustodians. In relation to the Custody Services, State Street will be liable to the Client for the acts and omissions of its Subcustodians as if it had committed such acts and omissions itself; provided that:
2.3.1	compliance with the standard of care set out in Section E.2.1 will be assessed in accordance with the standards and circumstances prevailing at the time of the act or omission in the local market or jurisdiction in which the Subcustodian is providing the relevant Services; and
2.3.2	State Street will have no liability for Losses resulting from the insolvency or other financial default of a Subcustodian that is not an Affiliate of State Street except to the extent that such Losses are caused by the failure of State Street to exercise reasonable skill, care and diligence in the selection, monitoring and continued utilization of the Subcustodian as required under Section B.13.2.
2.4	Responsibility for Special Subcustodians. Notwithstanding the provisions of Section E.2.3 to the contrary, State Street shall not be liable to the Client for Losses suffered or

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incurred by the Client resulting from the acts or omissions of a Special Subcustodian, except to the extent such Losses are caused by State Street’s Negligence, bad faith, reckless disregard, willful misconduct, willful default or fraud. In the event of any such Losses, State Street shall use commercially reasonable efforts to enforce such rights as it may have against any Special Subcustodian.

2.5	Responsibility for Delegates. State Street will be liable to the Client for the acts and omissions of its Delegates as if it had committed such acts and omissions itself.
2.6	Force Majeure. Neither Party will be in breach of this Agreement or liable for Losses arising by reason of the occurrence of a Force Majeure Event that prevents, hinders or delays it from or in performing its obligations under this Agreement, except, in the case of State Street, to the extent that such Losses are attributable to its breach of its business continuity obligations under this Agreement.
2.7	No Liability for Certain Losses. State Street will not be liable to the Client for any Losses to the extent they arise from or are caused by:
2.7.1	State Street acting upon any (i) Proper Instruction or (ii) if a Proper Instruction is not required in a particular circumstance, any other instruction, information, notice, request, consent, certificate, instrument or other writing that State Street reasonably believes to be genuine and to be signed or otherwise given by the Client or on behalf of a person authorized by the Client to do so;
2.7.2	a delay in processing or any failure to process any Proper Instruction to the extent permitted under Section E.7, subject to the satisfaction of the conditions set out in that Section, as applicable;
2.7.3	the failure of the Client or any person authorized by it to comply with the Client’s obligations under this Agreement; or
2.7.4	any other acts and omissions of the Client, any person authorized by the Client, or any third party (other than Subcustodians, Special Subcustodians, Delegates or State Street Service Providers), including any Third Party Agent, Market Participant, Authorized Data Source, CSD, or Financial Market Utility; provided, however, with respect to a Third Party Agent, Market Participant or Authorized Data Source except to the extent State Street has agreed in writing to perform reconciliations, variance or tolerance checks or other specific forms of data review under this Agreement as referenced in subsection 4.3 of this Section E.
2.8	Other Reliance. State Street shall have no liability in respect of any Losses incurred or sustained by the Client arising from the performance of State Street’s duties hereunder in reliance upon records and information, including Historic Records, provided to it by the Client or any persons authorized by the Client, including any Third Party Agents, Market Participants or Authorized Data Sources; provided, however, with respect to records and information provided by a Third Party Agent, Market Participant or Authorized Data Source after the Effective Date except to the extent State Street has agreed in writing to perform reconciliations, variance or tolerance checks or other specific forms of data review under this Agreement as referenced in subsection 4.3 of this Section E. State Street shall also be entitled to reasonably rely on and may act upon written advice of counsel on all matters and shall be without liability for any action

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reasonably taken or omitted pursuant to such advice; provided, however, that with respect to the performance of any action or omission of any action upon such advice, State Street shall act within the Standard of Care. State Street shall promptly notify the Client of the request for and receipt of such advice.

2.9	Mutual Exclusion of Indirect and Other Losses. Notwithstanding any other provision of this Agreement, neither Party will be liable to the other for: (i) indirect, consequential, speculative, punitive or special Losses or (ii) loss of profit, revenue, opportunity, business, anticipated savings, goodwill and damage to reputation, or Losses of any similar kind; in each case whether or not a Party has been advised of or otherwise could have anticipated the possibility of such Losses, except to the extent any such Losses cannot be excluded or limited as a matter of Law applicable to either Party.
3	Error Correction
3.1	Error Correction. If an error results from an act or omission of State Street in performing the services under this Agreement, State Street may take such remedial action as it considers appropriate under the circumstances, which may include effecting corrective transactions involving the Client’s assets, where and to the extent reasonably necessary to place the Client in the position (or its equivalent) it would have been had the error not occurred. State Street will be responsible for Losses arising from its errors in accordance with the terms of this Agreement and will be entitled to retain gains arising from its errors or related remedial actions unless otherwise prohibited by Law. Where an error results in a series of related Losses and gains, State Street will be entitled to net gains against Losses when permitted by Law..
4	Limits on the Scope of the Services
4.1	No Fiduciary or Implied Duties. State Street is responsible only for the duties it has expressly undertaken under this Agreement and no other duties will be implied or inferred, including any fiduciary duties, except to the extent such fiduciary duties may not be disclaimed as a matter of Law.
4.2	Investment and Other Risk, Client Compliance Matters. The Client bears the risk of investing in Securities or other assets or holding cash denominated in any currency or holding assets in a particular market, including investment risk and risk arising from the political, regulatory, legal or financial infrastructure of such market or otherwise arising from Local Market Practice. Except to the extent expressly specified as part of a service on Schedule 2, State Street is not responsible for monitoring or enforcing compliance by the Client or its Investment Manager(s) with any investment or other restriction, guideline or requirement imposed by the Client’s constituent documents or by contract or Law applicable to the Client in connection with investment activity undertaken by or on behalf of the Client. The Client acknowledges and agrees that to the extent State Street provides any monitoring of investments as part of a service on Schedule 2, it is on an ex-post basis only against specific criteria agreed with the Client.
4.3	Data Accuracy. State Street has no responsibility for, or duty to review, verify or otherwise perform any investigation as to the completeness, accuracy or sufficiency of, any data or information provided by or on behalf of the Client, any persons authorized by the Client, any Third Party Agent, any Market Participant or any Authorized Data Sources, except to the extent State Street has agreed in writing to perform reconciliations, variance or tolerance checks or other specific forms of data review under this Agreement.

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4.4	Title. State Street is not responsible for title or entitlement to, validity or genuineness, including good deliverable form, of any asset received by State Street.
4.5	Proceedings. State Street is not responsible for commencing legal or administrative proceedings on behalf of the Client or relating to the assets held under this Agreement, including in respect of the late payment of income or other payments due to the Client or amounts payable on Securities in default if payment is refused after due demand and presentment.
4.6	Laws Applicable to the Custodian or Subcustodian. Laws applicable to State Street or a Subcustodian may from time to time prohibit or cause delays in State Street holding assets, acting on Proper Instructions or providing the Services to the Client in the manner contemplated by this Agreement. In such cases, State Street or Subcustodian will be entitled to comply with the Law and, where permitted by such Law, the Parties will seek to resolve the situation to the Parties’ mutual satisfaction.
4.7	Securities on Loan. Asset servicing is not generally performed for securities on loan unless otherwise noted in this Agreement or agreed by the Parties in writing. Provision of such services with respect to securities on loan may be covered by a separate securities lending or services agreement.
5	Indemnity
5.1	Indemnity by Client. Subject to this Section E.5 and the exclusions and limitations of liability elsewhere in this Agreement, including Section E.2.9, the Client will indemnify State Street against any direct Losses incurred by State Street (including direct Losses incurred by Subcustodians or Delegates for which State Street is liable) in connection with the performance of its duties under this Agreement, including acting on Proper Instructions and Losses incurred by virtue of being the holder of record of the Client’s Securities, except, in each case, to the extent such Losses result from State Street’s Negligence, bad faith, reckless disregard, willful misconduct, willful default or fraud (or that of its Subcustodians or Delegates) in the performance of State Street’s duties and obligations under this Agreement.
5.2	Indemnity by State Street. Subject to this Section E.5 and the exclusions and limitations of liability elsewhere in this Agreement (including Section E.2.7 and E.2.9 and with respect to Administration Services, Schedule 2), State Street will indemnify the Client against any direct Losses incurred by the Client, including Losses incurred by virtue of the unauthorized access or disclosure of Client Information, in each case, to the extent such Losses result from State Street’s Negligence, bad faith, reckless disregard, willful misconduct, willful default or fraud (or that of its Subcustodians or Delegates) in the performance of State Street’s duties and obligations under this Agreement.
5.3	Duty to Mitigate. Each Party will use reasonable efforts to mitigate any Losses in respect of which it claims indemnification under this Agreement.
5.4	Notice of Claims. A Party seeking indemnification under this Section (“Indemnified Party”) against a third-party claim (“Indemnified Claim”) will promptly provide written notice of such claim to the Party obligated to indemnify (“Indemnifying Party”). The failure to notify the Indemnifying Party will not relieve such Party of any liability under

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this Section, except to the extent that such failure materially prejudices the investigation and/or defense of the Indemnified Claim.

5.5	Right to Control Third Party Claims. The Indemnifying Party will, at its own expense, be entitled but not obligated to control and direct the investigation and defense of any Indemnified Claim, except where State Street is the Indemnified Party and is seeking indemnification from multiple customers for claims based on common facts or otherwise related to the Indemnified Claim, in which case State Street will have the right to control and direct the investigation and defense of such claim, at the expense of (i) the Indemnifying Party or (ii) all of the customers from which indemnification is sought, including the Indemnifying Party, pro rata, as appropriate. Where the Indemnifying Party controls and directs the investigation of the defence of the Indemnified Claim, the Indemnified Party may retain separate counsel at its own expense. If a conflict of interest exists between the Parties with respect to the defense of such claim, the reasonable cost of separate counsel will be an indemnified expense.
5.6	Settlement of Claims. Neither Party may settle an Indemnified Claim without the consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed, provided that the Indemnifying Party will have the right to settle an Indemnified Claim without the consent of the Indemnified Party if such settlement:
5.6.1	involves only the payment of money;
5.6.2	fully and unconditionally releases the Indemnified Party from any liability in exchange for the amount paid in settlement; and
5.6.3	does not include any admission of fault or liability in relation to the Indemnified Party.
5.7	Cooperation. In all cases, each Party will, as applicable, provide reasonable cooperation and assistance to the other Party and keep the other Party apprised as to the status of the Indemnified Claim, including any discussions relating to the settlement of the claim and the details of any settlement offer.
6	Obligations of the Client
6.1	Provide Information. The Client will provide or cause to be provided to State Street all Client Information and such Historic Records, as may be reasonably necessary or as State Street may reasonably request, in each case in a complete, accurate and timely manner, in order to enable State Street to discharge its duties under this Agreement including, but not limited to, the following:

a. The Client’s Declaration of Trust and By-laws (“Governing Documents”);

b. The Client’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Client or Portfolios and all amendments and supplements thereto as in effect from time to time;

c. Copies of the resolutions of the Board of Trustees of the Client (the “Board”) certified by the Client’s Secretary authorizing (1) the Client to enter into this Agreement and (2) certain individuals on behalf of the Client to (a) give instructions to State Street pursuant to this Agreement and (b) sign checks and pay expenses; and

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d. A copy of the investment advisory agreement between the Client and its investment adviser.

To the extent practicable, the Client will: (i) format the Historic Records and Client Information in a manner that permits its release and/or transmission to State Street under applicable Law concerning data privacy and data protection or exempts such release and/or transmission to State Street from such applicable Law; and (ii) provide the Historic Records and Client Information by direct electronic interface, including taking all action which may be required by any Third Party Agent and Market Participant, or any other third party, to enable State Street to have access to, and receive delivery of, such information by direct electronic interface.

6.2	Anti-Money Laundering, Financial Crimes and Anti-Bribery.
6.2.1	The Client will comply with all applicable Sanctions Laws as well as anti-money laundering or other financial crime legislation applicable to it and will provide State Street with all reasonably necessary sanctions questionnaires, declarations and other documentation in order for State Street to comply with its applicable anti-money laundering, sanctions or other financial crime legislation policies. Client hereby represents that neither Client nor any of its subsidiaries, trustees, directors or officers are (i) the target/subject of any sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State or (ii) located, organized or resident in a country or territory that is the target/subject of sanctions, including currently, the Crimea, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea and Syria.
6.2.2	State Street and its Affiliates shall, in connection with the Services: (a) comply with all anti-money laundering or other financial crimes legislation, Sanctions Laws as well as Laws relating to anti-bribery and anti-corruption, in each case as applicable to State Street (“State Street AML/Sanctions/Anti-Bribery Requirements”); (b) have and maintain in place throughout the Initial Term and any Renewal Term policies and procedures reasonably designed to ensure compliance with the State Street AML/Sanctions/Anti-Bribery Requirements and will enforce such policies and procedures where appropriate; and (c) undertake commercially reasonable efforts to have all Delegates and employees of State Street and its Affiliates engaged in the provision of the Services comply with Section E.6.2.2(a). State Street agrees that, unless precluded by (and subject to) applicable Law, it will notify as soon as reasonably practicable the Client and its Investment Manager in writing of any non-compliance with this Section E.6.2.2 as it relates to this Agreement. State Street hereby represents that neither State Street nor any of its subsidiaries, directors or officers are (i) the target/subject of any sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. Department of State or (ii) located, organized or resident in a country or territory that is the target/subject of sanctions, including currently, the Crimea, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea and Syria.
6.3	Pass Through Representations. To the extent that State Street is required to give (or is deemed to have given) any representation, warranty or undertaking to a third party relating to the Client in accordance with normal market practice in connection with the execution of transaction documents or the issuance or transmission of trade notifications, confirmations and/or settlement instructions, whether using facsimile

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transmission, industry messaging or matching utilities and/or the proprietary software of Third Party Agents and Market Participants, CSDs or other Financial Market Utilities, the Client will be deemed to have made such representation, warranty or undertaking to State Street.

6.4	Operational Requirements. The Client will adhere to the deadlines and other operational requirements set out in the Client Publications, to facilitate meeting the requirements of CSD’s, Third Party Agents and Market Participants.
6.5	Client Review and Notification. In accordance with standard market practice, the Client will employ commercially reasonable review and control measures with respect to information provided by State Street under this Agreement and give State Street prompt written notice of any suspected error or omission or the Client’s inability to access any such information so as to prevent, stem or mitigate any Losses that may arise from the use of inaccurate data or the inaccessibility of data.
6.6	Fees. In consideration for the Services provided by State Street, the Client will pay the Fees as agreed in a written fee schedule(s) or otherwise agreed in writing by the Parties from time to time. The Fees and any other amounts payable under this Agreement are stated exclusive of any sales, use, excise, value-added, services, consumption, withholding or other similar tax that is assessed on the supply of the Services under an agreement. Any such tax will be payable by the Client.

The Client agrees promptly to reimburse State Street for any equipment and supplies specially ordered by or for the Client through State Street and for any other expenses not contemplated by this Agreement that State Street may incur on the Client’s behalf at the Client’s request or with the Client’s consent. The Client will bear all expenses that are incurred in its operation and not specifically assumed by State Street. For the avoidance of doubt, Client expenses not assumed by State Street include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP, Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by State Street under this Agreement); cost of any services contracted for by the Client directly from parties other than State Street; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Client; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Client; costs of Preparation, printing, distribution and mailing, as applicable, of the Client’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP and Form N-CEN, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and

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filing fees required under federal and state securities laws; and the cost of fidelity bond and D&O/E&O liability insurance.

6.7	Client Publications. The Client will ensure that it provides State Street with and regularly updates, as necessary, e-mail and other contact details for its representatives to enable timely distribution and receipt of the Client Publications.
7	Proper Instructions
7.1	Dealings in Cash and Securities. State Street will effect all transactions and dealings in Cash and Securities under this Agreement and will provide the Administration Services in accordance with Proper Instructions, subject to any other rights it may have under this Agreement.
7.2	Appointment of Authorized Persons. The Client and each Investment Manager will provide State Street with a list of the names and (if applicable) signatures, of Authorized Persons in a form agreed by the parties from time to time. State Street may rely upon the authority of each Authorized Person until it receives written notice to the contrary from the Client and has had a reasonable time to act on such notice.
7.3	Authentication Procedures. State Street will implement Authentication Procedures. The Client acknowledges that the Authentication Procedures are intended to provide a commercially reasonable degree of protection against unauthorized transactions of certain types and are not designed to detect errors. Any purported Proper Instruction received by State Street in accordance with an Authentication Procedure will be taken to have originated from an Authorized Person and will constitute a Proper Instruction under this Agreement for all purposes.
7.4	Security Measures by Client. The Client is responsible for ensuring that appropriate security measures are implemented to prevent unauthorized disclosure or use of any Authentication Procedure made available to it or an Investment Manager in connection with this Agreement.
7.5	No Duty to Verify. Except to the extent State Street is required to comply with Authentication Procedures under Section E.7.3 above, State Street has no duty to verify that personnel of the Client or any Investment Manager engaged in investment activity are authorized to do so or that any instructions received by State Street are duly authorized.
7.6	Decline/Delay in Processing. State Street reserves the right to decline to process or delay the processing of any purported Proper Instruction where:
7.6.1	State Street, in good faith, determines that the instruction may not have been properly authorized;
7.6.2	the instruction is inaccurate, incomplete or unclear;
7.6.3	the instruction conflicts with the terms of this Agreement or any Law applicable to either Party, Local Market Practice or State Street’s standard operating procedures; or
7.6.4	State Street has not been given a reasonable time period to effect the instruction.

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In these circumstances, State Street will promptly seek authentication, clarification, correction or amendment of any Proper Instruction, as the case may be.

7.7	Cancellation and Amendment. State Street will use reasonable efforts to act on Proper Instructions to cancel or amend previously issued Proper Instructions if:
7.7.1	State Street has not already acted on the previously issued Proper Instructions; and
7.7.2	the Proper Instruction to cancel or amend is received before the applicable deadlines specified from time to time in the Client Publications or applicable event notification.

State Street is not responsible or liable if the request to cancel or amend cannot be satisfied.

7.8	Oral Instructions. If applicable, State Street may act on an oral instruction (given in accordance with an agreed Authentication Procedure) before receipt of any written confirmation and irrespective of whether any subsequent written confirmation conforms to the oral instruction.
7.9	Conflicting Claims. If there is a dispute or conflicting claim with respect to Securities or Cash held by State Street under this Agreement, State Street is entitled to refuse to act on a Proper Instruction of the Client or any Investment Manager in relation to the particular Securities or Cash until either (i) the dispute or conflicting claims have been finally determined by a court of competent jurisdiction or settled by agreement between the conflicting parties, and State Street has received written evidence satisfactory to it of such determination or agreement, or (ii) State Street has received an indemnity, security or both, satisfactory to it and sufficient to hold it harmless from and against any and all Losses which State Street may incur as a result of its actions.
7.10	Matters Not Requiring Proper Instructions. The Client authorises State Street in the absence of Proper Instructions to attend to all matters which may be necessary or appropriate to discharge its duties and give effect to the terms of this Agreement, including the execution, in the Client’s name or on its behalf, of any affidavits, certificates of ownership and other certificates and documents relating to Securities.
8	Creditors Rights
8.1	Security. To secure the full and timely satisfaction of all Secured Liabilities, the Client hereby grants to State Street a security interest in and a right of retention, sale and set off, as applicable, against (i) all of the Client’s Cash, Securities, and other assets, whether now existing or hereafter acquired, in the possession or under the control of State Street or its Subcustodians pursuant to this Agreement and (ii) any and all cash proceeds of any of the above (collectively, the “Collateral”).
8.2	Rights of State Street. In the event that the Client fails to satisfy in full any of the Secured Liabilities as and when due and payable, State Street will have, in addition to all other rights and remedies arising under this Agreement or under applicable Law, the rights and remedies of a secured party under applicable Law. Without prejudice to State Street’s other rights and remedies, State Street will be entitled, in each case as and to the extent reasonably necessary to satisfy in full the Secured Liabilities and any related transaction expenses, to (a) exercise its right of retention and withhold delivery of any Collateral and otherwise refuse to act on any Proper Instruction relating to such Collateral, (b) sell or otherwise realize any Collateral, and (c) set off the net proceeds of

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such sale or realization of Collateral and/or the amount of any deposit balances standing to the credit of the Client in any Cash Account(s) against such Secured Liabilities.

8.3	Exercise of Rights. State Street may exercise its rights and remedies against the Collateral in any manner (including by any method, at any time or place, and on any terms) as it deems, in good faith, to be commercially reasonable under the circumstances, and will use commercially reasonable efforts to effect any sale of Collateral at the prevailing market price in the relevant market. Without limiting the foregoing, the Client acknowledges that it will be commercially reasonable for State Street to, among other things: (i) accelerate or cause the acceleration of the maturity of any fixed term deposits comprised in the Collateral and (ii) effect any necessary currency conversions through its own trading desk at such exchange rates as it determines in its reasonable discretion, which rates may include a mark-up from the rates State Street receives on the interbank market.
8.4	Notice. State Street will give the Client at least 24 hours’ notice prior to exercising the right to sell or otherwise realize Collateral set forth above, provided that State Street will not be obligated to give prior notice to the Client or delay exercising its rights pending or after the provision of such notice if, in its reasonable judgment, giving such notice or any such delay would prejudice its ability to obtain satisfaction in full of the Secured Liabilities.
9	Confidentiality and Use of Data
9.1	Confidentiality
9.1.1	No Disclosure Without Consent. Subject to Section E.9.2 and Section E.9.3, Confidential Information will not be disclosed by the Receiving Party to any third party without the prior consent of the Disclosing Party.
9.1.2	No limitations of obligations under Agreement or at Law. Except as expressly contemplated by this Agreement, nothing in this Section E.9 will limit the confidentiality and data-protection obligations of State Street and its Affiliates under this Agreement and Law applicable to State Street.
9.2	Use of Confidential Information and Data
9.2.1	Use of Confidential Information and Data generally. Subject to this Section E.9.2 and Section E.9.3, all Confidential Information, including Data, will be used by the Receiving Party solely for the purpose of providing or receiving services, as applicable, pursuant to this Agreement or otherwise discharging its obligations under this Agreement.
9.2.2	Use of Data for Indicators. State Street and its Affiliates may use Data to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information relating to other customers of State Street and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution to or identification of such Data with the Client, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) State Street publishes or otherwise distributes to third parties only the Indicators and under no circumstance

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publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

9.2.3	Economic benefit from Indicators. The Client acknowledges that State Street may seek and realize economic benefit from the publication or distribution of the Indicators.
9.3	Disclosure of Confidential Information and Data
9.3.1	Disclosure of Confidential Information to Representatives. The Receiving Party may disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s consent to its attorneys, accountants, auditors, consultants and other similar advisors that have a reasonable need to know such Confidential Information (“Representatives”), provided such Confidential Information is disclosed under obligations of confidentiality that prohibit the disclosure or use of such Confidential Information by the Representatives for any purpose other than the specific engagement with the Receiving Party for which the Representative has been retained and that are otherwise no less restrictive than the confidentiality obligations contained in this Agreement. The Parties acknowledge that use of Confidential Information by a Representative to represent its other clients in dealing with the Disclosing Party would constitute a breach of this Section E.9.3.1. Where State Street is the Receiving Party, “Representatives” will include its Affiliates and Service Providers (as defined below).
9.3.2	Disclosure and Use of Confidential Information by State Street. State Street may disclose and permit use (as applicable) of Confidential Information of the Client without the Client’s consent:
a.	to its Affiliates and any of its third-party agents and service providers (“Service Providers”) in connection with the discharge of State Street’s obligations under this Agreement or the carrying out of any Proper Instruction, including in accordance with the standard practices or requirements of any Financial Market Utility or in connection with the settlement, holding or administration of Cash, Securities or other instruments; provided such Confidential Information is disclosed under obligations of confidentiality that are no less restrictive than the confidentiality obligations contained in this Agreement.
b.	to its Affiliates in connection with the management of the businesses of State Street and its Affiliates, if related to financial and operational management and reporting, risk management, legal and regulatory compliance and client service management; provided such Confidential Information is disclosed under obligations of confidentiality that are no less restrictive than the confidentiality obligations contained in this Agreement.
9.3.3	Confidential Information and Cloud Computing and Storage. Each Party may store Confidential Information with third-party providers of information technology services, and permit access to Confidential Information by such providers as reasonably necessary for the receipt of cloud computing and storage services and related hardware and software maintenance and support. Such Confidential Information may only be disclosed under obligations of confidentiality no less restrictive than the confidentiality obligations contained in this Agreement and stored subject to commercially reasonable administrative, technical, and physical safeguards.

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9.3.4	Disclosure of Confidential Information to comply with law. The Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent such disclosure is: (i) required to satisfy any legal requirement (including in response to court-issued orders, investigative demands, subpoenas or similar processes or to satisfy the requirements of any applicable regulatory authority); or (ii) requested by a regulatory authority who has jurisdiction during the course of a regulatory review; provided that, in each case, to the extent permitted by Law, the Receiving Party will notify the Disclosing Party in order that the Disclosing Party has a reasonable opportunity, at its own expense, to contest such disclosure or obtain a protective order. Notwithstanding the foregoing, the Receiving Party expressly reserves the right to disclose such Confidential Information whenever it is advised by counsel that it may be held liable for the failure to disclose the Disclosing Party’s Confidential Information to any person under clauses (i) and (ii) of this paragraph 9.3.4.
9.3.5	Harm of Unauthorized Disclosure of Confidential Information. Each Party acknowledges that the disclosure to any non-authorized third party of Confidential Information or the use of Confidential Information in breach of this Agreement, may immediately give rise to continuing irreparable injury inadequately compensable in damages at law, and in such cases the Receiving Party agrees to waive any defense that an adequate remedy at law is available if the Disclosing Party seeks to obtain injunctive relief against any such breach or any threatened breach.
9.3.6	Responsibility for Representatives and Service Providers. Each Party will be responsible for any use or disclosure of Confidential Information of the Disclosing Party in breach of this Agreement by its Representatives and/or Service Providers, as applicable, as though such Party had used or disclosed such Confidential Information itself.
9.3.7	No Disclosure to Custodian Asset Manager Division. In no event will State Street allow representatives of its asset management division or Affiliates engaged in asset management to have access to or to use Confidential Information of the Client, including Data.
10	Term and Termination
10.1	Term. This Agreement will commence on the Effective Date and will continue, unless terminated in accordance with this Section 10, for an initial term ending November 7, 2027 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically

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renew for successive 1-year terms (each, a “Renewal Term”) unless terminated in accordance with this Section 10.

10.2	Termination Rights.
10.2.1	Prior Notice. The Parties agree that:
10.2.1.1	the Client may terminate this Agreement by giving not less than 30 days’ prior written notice to State Street; and
10.2.1.2	State Street may terminate this Agreement by giving not less than 120 days’ prior written notice to the Client.
10.2.2	Immediate Effect. A Party may terminate this Agreement with immediate effect at any time by written notice to the other Party, if:
10.2.2.1	an Insolvency Event occurs in relation to the other Party;
10.2.2.2	such other Party is the Client and fails to pay any undisputed Fees as and when due and has failed to cure such breach within 30 days of receipt of notice from State Street requesting it to do so; or
10.2.2.3	such other Party commits a material breach of an obligation under this Agreement and has failed to cure such breach within 30 days of receipt of notice requesting it to do so.

If State Street terminates this Agreement pursuant to sub-sections 10.2.1 or 10.2.2, State Street will continue to provide the Services for a period of up to 270 days subject to payment in full of any overdue undisputed Fees and prepayment of the Fees reasonably expected to be incurred during such 270-day period, or such other financial assurance reasonably acceptable to State Street.

10.3	Actions on Termination.
10.3.1	Successor Provider. Upon termination of the Agreement, State Street will deliver the Portfolio to the successor custodian designated by the Client in Proper Instructions. Where applicable, within a reasonable period of time following notice of termination, the Client will appoint a successor administrator with effect from the date of termination of this Agreement.
10.3.2	Remaining Portfolio. If any part of the Portfolio remains in the possession of State Street or its Subcustodians after the date of termination because the Client fails to designate a successor custodian or otherwise, State Street may continue to provide the Services to the Client in consideration of the Fees, as if the Agreement had not terminated. If no successor custodian has been appointed on or before the termination of this Agreement, then State Street will have the right to deliver to a bank or trust company, which is a “bank” as defined in the 1940 Act, doing business in Boston, Massachusetts, or New York, New York, of its own selection, all Cash and Securities of the Client then held by State Street, and to transfer to an account of the bank or trust company all of the Securities of the Client held in any CSD. The transfer will be on such terms as are contained in this Agreement or as State Street may otherwise reasonably negotiate with the bank or trust company. Any compensation payable to the bank or trust company, and

Information Classification: Limited Access

any cost or expense incurred by State Street, in connection with the transfer will be for the account of the Client.

10.3.3	Delivery of Administration records. Upon termination of this Agreement, State Street will deliver records regarding the Administration Services and any other information or documents required to enable transition of provision of the Administration Services to the successor administrator, provided that State Street will be entitled to retain all or a portion of any of them to the extent required by applicable Law or its internal record retention policies, in each case subject to Section E.9 and State Street’s customary practices for backup and storage.
10.3.4	Payment of Fees. Upon termination of this Agreement, Fees will become due and payable for the period to the date of such termination, or, if later, the date agreed between the Parties, or with respect to Custody Services to the date at which any part of the Portfolio held by State Street has been fully transferred to a successor custodian or to the Client, other than Fees subject to a bona fide good faith dispute.
10.3.5	Upon Client’s written request in connection with the termination or expiration of this Agreement, State Street shall (i) deliver to Client, or (ii) destroy (including rendering unrecoverable), any Confidential Information of the Client in State Street’s possession (or in the possession of its Representatives and Service Providers). With respect to (ii) above, State Street will certify to the Client as to the destruction of such Confidential Information. Notwithstanding the foregoing, State Street shall be permitted to retain all or any portion of the Confidential Information, subject to the confidentiality obligations specified in this Agreement, to the extent required by Law applicable to State Street or regulatory authority or to the extent required by State Street’s internal policies and in accordance with its customary practices for backup and storage.
11	Representations and Warranties
11.1	Each Party. Each Party represents and warrants to the other that: (i) it has the power to enter into and perform its obligations under this Agreement; (ii) it has duly executed this Agreement by duly authorized persons so as to constitute valid and binding obligations of that Party; and (iii) it will comply in all material respects with applicable Law.
11.2	Client. The Client further represents and warrants to the Custodian that: (i) it is a statutory trust, duly organized, existing and in good standing under the laws of its state of formation; (ii) it is an investment company properly registered with the SEC under the 1940 Act; (iii) the Registration Statement has been filed and will be effective and remain effective during the term of this Agreement and the Client also warrants that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Client offers or sells its shares have been made; (iv) as of the close of business on the effective date of this Agreement, the Client is authorized to issue unlimited shares of beneficial interest; (v) no legal or administrative proceedings have been instituted or threatened which would materially impair the Client’s ability to perform its duties and obligations under this Agreement; (vi) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Client or any law or regulation applicable to it; and (vii) it is the beneficial owner of the assets comprising the Portfolio or is entitled to deal with the assets comprising the

Information Classification: Limited Access

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Portfolio under this Agreement as if it were beneficial owner; and (viii) unless otherwise agreed, the Client acts as principal for the purposes of this Agreement and not as agent for another person.

11.3	State Street. State Street further represents and warrants to the Client that: (i) it holds such authorisations and licences as are necessary to lawfully perform its obligations under this Agreement; (ii) it will seek to maintain such authorisations and licenses for the term of this Agreement; (iii) no legal or administrative proceedings have been instituted or threatened which would materially impair State Street’s ability to perform its duties and obligations under this Agreement; and (iv) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of State Street or any law or regulation applicable to it.
12	Record Retention and Audit Rights
12.1	Records. State Street will retain the records it is required to maintain under this Agreement in accordance with the Law applicable to State Street.
12.2	Client and Regulator Access. State Street will allow the Client and the Client’s regulators or supervisory authorities to perform periodic on-site audits as may be reasonably required to examine State Street’s performance of the Services.
12.3	Frequency and Scope. For inspections requested by the Client (such request will include reasonable advance notice) and agreed to by State Street, State Street reserves the right to impose reasonable limitations on the number, frequency, timing, and scope of such audits.
12.4	Limitations on Disclosure. Nothing contained in this Section will obligate State Street to provide access to or otherwise disclose: (i) any information that is unrelated to the Client and the provision of the Services to the Client; (ii) any information that is treated as confidential under State Street’s corporate policies, including, without limitation, internal audit reports, compliance or risk management plans or reports, work papers and other reports, and information relating to management functions; or (iii) any other documents, reports, or information that State Street is obligated or entitled to maintain in confidence as a matter of law or regulation. In addition, any access provided to technology will be limited to a demonstration by State Street of the functionality thereof and a reasonable opportunity to communicate with State Street’s personnel regarding such technology.
13	Business Continuity, Internal Controls and Information Security
13.1	Business Continuity Plans. State Street will at all times maintain a business contingency plan and a disaster recovery plan and will take commercially reasonable measures to maintain and periodically test such plans. State Street will implement such plans following the occurrence of an event which results in an interruption or suspension of the Services to be provided by State Street. Upon reasonable request, State Street shall discuss with the Client any business continuity/disaster recovery plan of State Street and/or provide a high-level presentation summarizing such plan.
13.2	Internal Controls Review and Report. State Street will retain a firm of independent auditors to perform an annual review of certain internal controls and

Information Classification: Limited Access

procedures employed by State Street in the provision of the Services and issue a standard System and Organization Controls 1 or equivalent report based on such review. State Street will provide a copy of the report to the Client upon request.

13.3	Information Security Systems and Controls. State Street will maintain commercially reasonable information security systems and controls that are designed to (A) maintain the security and confidentiality of Client Data; (B) protect such Data from unauthorized access or use; (C) protect such Data from reasonably foreseeable threats or hazards to its security or integrity; and (D) meet legal and regulatory requirements applying to State Street. A description of State Street’s information security systems and controls is set forth on Appendix D (Client Information Security Schedule), which is attached hereto and incorporated herein by reference.
13.4	Virus Detection. State Street will at all times employ a current version of one of the leading commercially available virus detection software programs to test the hardware and software applications used by it to deliver the Services for the presence of any computer code designed to disrupt, disable, harm, or otherwise impede operation.
14	General
14.1	Services Not Exclusive; Acting in Various Capacities. State Street, its Subcustodians and their Affiliates are part of groups of companies and businesses that, in the ordinary course of their business:
14.1.1	provide a wide range of financial services to many clients of different kinds;
14.1.2	engage in transactions for their own account (including acting as banker as outlined in Section B.3.4 and acting as foreign exchange counterparty as outlined in Section 12) or for the account of other clients;

which may result in actual, perceived or potential conflicts between the interests of the Client and the interest of State Street, its Subcustodians and their Affiliates or between the interests of clients. State Street maintains a conflicts of interest policy, and has implemented procedures and arrangements to identify and manage conflicts of interest.

14.2	Disclosure of Conflicts. In connection with the matters outlined in Section E.14.1.1, State Street, its Subcustodians and their Affiliates:
14.2.1	may do business with each client on different contractual or financial terms;
14.2.2	will seek to profit and is entitled to receive and retain profits and compensation in connection with such activities without any obligation to account to the Client for the same;

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14.2.3	may act as principal in its own interests, or as agent for its other clients;
14.2.4	may act or refrain from acting based upon information derived from such activities that is not available to the Client;
14.2.5	are not under a duty to notify or disclose to the Client any information which comes to their notice as a result of such activities; and
14.2.6	do not have an obligation to consider, act in, or provide information to the Client in respect of, the interests of the Client in connection with such activities, except to the extent (if any) expressly agreed in writing with the Client under the contractual arrangements governing those activities.

State Street may (but is not required to) make any disclosure or notification in connection with such activities to the Client via publication on MyStateStreet.com or other notification mechanism.

14.3	Notice. Unless otherwise specified, all notices, requests, demands and other communications under this Agreement (other than routine operational communications), will be in writing and will be taken to have been given:
14.3.1	when delivered by hand;
14.3.2	on the next Business Day after being sent by e-mail (unless the sender receives an automated message that the e-mail has not been delivered);
14.3.3	on the next Business Day after being sent by overnight courier service for next Business Day delivery; or
14.3.4	on the third Business Day after being sent by certified or registered mail, return receipt requested;

in each case to the applicable Party at the address or e-mail address specified on Schedule 4, or such other address or e-mail address as a Party may specify by written notice from time to time.

14.4	Waiver. No failure on the part of any Party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement will operate as a waiver, nor will any single or partial exercise of any right or remedy preclude any other or further exercise of that right or remedy, or the exercise of any other right or remedy.
14.5	Sole Remedy. Subject to the right to seek relief under the specific circumstances expressly permitted in this Agreement, each of State Street and the Client agrees that, to the maximum extent permitted by law, a claim for breach of contract under and consistent with the terms of this Agreement will be the sole and exclusive remedy available for any and all matters arising from or in any way relating to this Agreement, the provision of the Services or any conduct (including omissions and alleged conduct) relating to the Agreement or provision of the Services, whether before, during or after the term of this Agreement. Accordingly, to the maximum

Information Classification: Limited Access

extent permitted by law, each of State Street and the Client, on behalf of itself and its Affiliates, waives any and all other rights and remedies that otherwise would be available to such party in law or equity.

14.6	Assignment and Successors. The terms of this Agreement are binding on the Parties’ representatives, successors and permitted assigns and this Agreement and any rights or obligations under this Agreement may not be assigned or transferred without the prior written consent of the other Party. However, in the event that either Party becomes the subject of an Insolvency Event, then such Party will have the right to assign or transfer its rights and obligations under this Agreement to any entity to which the Party transfers its business and assets (including a bridge bank or similar entity) and the other Party irrevocably consents to such assignment or transfer.

14.7	Entire Agreement. This Agreement is the complete and exclusive agreement of the Parties regarding the Services and supersedes, as of the Effective Date, all prior oral or written agreements, arrangements or understandings between the parties relating to the Services.
14.8	Amendments. This Agreement may be amended by written agreement between the Parties.
14.9	Counterparts and Electronic Signatures. This Agreement may be executed in separate counterparts, each of which will be an original, but which together will constitute one and the same agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the Parties adopt as original any signatures received in electronically transmitted form. This Agreement may be executed by electronic signature (whatever form the electronic signature takes) and the Parties agree that this method of signature is as conclusive of the intention to be bound by this Agreement as if signed by the Parties’ manuscript signatures.
14.10	Severance. In the event that any part of this Agreement will be determined to be void or unenforceable for any reason, the rest of this Agreement will be unaffected (unless the essential purpose hereof is substantially frustrated by such determination) and will be enforceable in accordance with the rest of its terms as if the void or unenforceable part were not a part of this Agreement.
14.11	Survival. The provisions of Sections B.9 (Tax Withholding and Tax Relief), D.2 (Standard of Care and Liability), D.5 (Indemnity), D.6.6 (Obligations of the Client-Fees), D.8 (Creditors Rights), D.9 (Confidentiality and Use of Data) and D.10.3 (Actions on Termination) are continuing obligations and will survive termination of this Agreement for any reason.
14.12	Governing Law and Jurisdiction. This Agreement is governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, and any disputes which may arise out of, under or in connection with this Agreement will be determined by the exclusive jurisdiction of the Massachusetts courts.

Information Classification: Limited Access

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14.13	Remote Access. The Remote Access Addendum attached as Appendix C is incorporated by reference into the Agreement. The Client acknowledges that the data and information it will be accessing online from State Street pursuant to the Remote Access Addendum is unaudited and may not be accurate due to inaccurate pricing of securities, delays of a day or more in updating the account and other causes for which State Street will not be liable to the Client.
14.14	Qualified Financial Contracts. In the event that the Client is domiciled and organized outside of the United States, such Client and State Street hereby agree for purposes of the Custody Services provided hereunder to be bound by the terms of the QFC addendum attached hereto as Appendix B.
14.15	The Parties; Several Liability; Additional Clients
14.15.1	All references in this Agreement to the “Client” are to each of the Funds listed on Appendix A, individually, as if this Agreement were between the relevant individual Fund as the Client and State Street. Any reference in this Agreement to “the Parties” shall mean State Street and the individual Fund as the Client as to which the matter relates.
14.15.2	State Street understands and agrees that the liabilities and obligations of each Fund under this Agreement are several (and not joint nor joint and several) and that no Fund or Funds shall be liable or responsible to State Street for the liabilities and obligations of any other Fund.
14.15.3	If any entity in addition to those listed on Appendix A would like State Street to render Services under the terms of this Agreement, the entity may notify State Street in writing. If State Street agrees in writing to provide the services, Appendix A will be taken to be amended to include such entity as a Client and that entity (together with State Street) will be bound by all Sections of this Agreement.

Information Classification: Limited Access

Signed by the Parties:

HSBC Funds

By:	/s/ Stefano Michelagnoli

Name:	Stefano Michelagnoli

Title:	President

Date:	11/4/22

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Christopher W. Holzwarth

Name:	Christopher W. Holzwarth

Title:	Senior Vice President

Date:	November 4, 2022

Information Classification: Limited Access

Schedule 1

Definitions

In this Agreement:

“1933 Act” means the U.S. Securities Act of 1933, as amended from time to time.

“1940 Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Affiliate” means, with respect to any person, any other person Controlling, Controlled by, or under common Control with, such person at the time in question. For these purposes. “Control” and its derivatives “Controlled” and “Controlling” mean, with regard to any person: (i) the legal or beneficial ownership, directly or indirectly, of fifty percent (50%) or more of the issued share capital or capital stock of that person (or other ownership interest, if not a corporation); (ii) the ability to control, directly or indirectly, fifty per cent (50%) or more of the voting power in relation to that person; or (iii) the legal power to direct or cause the direction of the general management and policies of that person, provided that where Control is being determined with respect to a person that is a limited partnership, Control shall be determined by reference to the satisfaction of any of the above tests with respect to the general partner of the limited partnership

“Alternative Assets” means derivatives, real estate, commodities, private placements, loans, infrastructure holdings, private equity holdings, hedge fund holdings or such other assets (i) not typically held in book-entry form and (ii) not typically held in accounts registered in the name of State Street or a Subcustodian, in each case as determined by State Street.

“Authentication Procedures” means the use of security codes, passwords, tested communications or other authentication procedures as may be agreed upon in writing by Parties from time to time for purposes of enabling State Street to verify that purported Proper Instructions have been originated by an Authorized Person, and will include a Funds Transfer and Transaction Origination Policy Agreement.

“Authorized Data Sources” means third party sources of data and information utilized by State Street in the provision of the Services, including issuer and issuer group data; security characteristics and classifications; security prices (OTC and exchange traded); ratings (issuer and issue); exchange, interest, discount and coupon rates; corporate action, dividend, income and tax data; benchmark, index, composite and indice related data (including values, constituents, weights and performance); and other reference and market data and information necessary for the performance of the Services.

“Authorized Person” means a person authorized to give Proper Instructions and otherwise act on the Client’s behalf in connection with this Agreement.

“Business Day” means a day on which State Street or the relevant Subcustodian is open for business in the market or country in which a transaction or an action by a Party takes place.

“Board” means, in relation to a Client, the board of directors, trustees or other governing body of the Client.

“Cash” means cash in any currency from time to time deposited with State Street or Subcustodian under this Agreement.

“Cash Account” has the meaning given to it in Section B.3.1.

Information Classification: Limited Access

“Client” means the party named in the preamble. In the case of an investment entity that is structured as a series organization or umbrella scheme, all references in this Agreement to the “Client” are to the individual series or scheme, as applicable.

“Client Information” means all data, information, documents and instructions concerning the Client and its investment activity provided to, or produced by, State Street by or on behalf of the Client on or after the date of this Agreement in connection with the performance of the Services, including such data, information, documents and instructions provided by brokers, data sources, and other third parties.

“Client Publications” means the general client publications of State Street from time to time available to clients and their investment managers, including the Investment Managers’ Guide, Client Guide, Guide to Custody in World Markets, and FX Client Guide.

“Collateral” has the meaning given to it in Section E.8.1.

“Confidential Information” means all non-public information provided by or on behalf of a party (the “Disclosing Party”) to the other party (the “Receiving Party”), or collected by a Receiving Party, under or pursuant to this Agreement. The terms and conditions of this Agreement (including any related fee schedule or arrangement) and any Fees will be treated as Confidential Information as to which each Party is a Disclosing Party. Confidential Information will not include information that: (i) is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement; (ii) was known to the Receiving Party (without an obligation of confidentiality) prior to its disclosure; (iii) is independently developed by the Receiving Party without the use of other Confidential Information; (iv) is rightfully obtained on a non-confidential basis from a third party source.

“Contractual Settlement” has the meaning given to it in Section B.4.2.

“Corporate Actions” means warrant and option exercises, conversions, exchanges and other capital reorganizations, calls, odd lot tenders/credits, bonus rights, subscription offers/rights, puts, maturities of securities, redemptions, mergers, tender or exchange offers, and rights exercises and expirations. Corporate Actions do not include class actions.

“Corporate Actions Deadline Date” has the meaning given to it in Section B.5.2.

“Covered Foreign Country” means a country listed on Schedule A, which list of countries may be amended from time to time at the request of any Client and with the agreement of the Foreign Custody Manager.

“CSD” or “Central Securities Depository” means an entity or generally recognised book-entry or other settlement system or clearing house, central clearing counterparty or agency, acting as a local securities depository, central securities depository or international securities depository, the use of which is customary for securities settlement activities in the jurisdiction(s) in which it holds Securities or Cash in connection with this Agreement, and through which State Street may transfer, settle, clear, deposit or maintain Securities whether in certificated or uncertificated form and will include any services provided by any network service provider or carriers or settlement banks used by a CSD.

“Data” means any Confidential Information of the Client relating to its holdings, transactions or other information, including Client Information, that State Street obtains with respect to the Client in connection with the provision of the Services under this Agreement or any other agreement.

“Delegate” means any agent, subcontractor, consultant and other third party, whether affiliated or unaffiliated with State Street. The term Delegate does not include Subcustodians, CSDs, Authorized Data Sources, suppliers of information technology or related services, or Financial Market Utilities.

Information Classification: Limited Access

“Effective Date” has the meaning given to it in the preamble.

“Eligible Foreign Custodian” has the meaning set out in Section (a)(1) of Rule 17f-5, and any other entity (other than an Eligible Securities Depository) that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC or through interpretive or no-action guidance from the SEC staff.

“Eligible Securities Depository” has the meaning set out in section (b)(1) of Rule 17f-7, and any other entity that shall have been so qualified by exemptive order, rule or other appropriate action of the SEC or through interpretive or no-action guidance from the SEC staff.

“Fees” means the fees charged by State Street in consideration for providing the Services and the costs, expenses and disbursements of State Street to be reimbursed by the Client, as agreed between the parties from time to time in a separate written fee schedule, or as otherwise agreed in writing.

“Financial Market Utility” means any multilateral system for transferring, clearing, and settling payments, securities, and other financial transactions among or between financial institutions, including payment systems, central securities depositories, securities settlement systems, central counterparties and trade repositories.

“Force Majeure Event” means any event or circumstances beyond the reasonable control of State Street, including nationalization, expropriation, currency restrictions, suspension or disruption of the normal procedures and practices, or disruption of the infrastructure, of any securities market or CSD, interruptions in telecommunications or utilities, acts of war or terrorism, riots, revolution, acts of God or other similar events or acts.

“Foreign Assets” means a Client’s Securities or other investments (including non-U.S. Cash) for which the primary market is outside the United States, and any cash and cash equivalents that are reasonably necessary to effect transactions in those investments.

“Foreign Custody Manager” has the meaning set forth in section (a)(3) of Rule 17f-5.

“Foreign Securities System” means an Eligible Securities Depository listed on Schedule B.

“Historic Records” means documents, data and other information maintained by or on behalf of the Client prior to the date of this Agreement and utilized or relied upon by State Street in the provision of the Administration Services, including the Governing Documents.

“Indemnified Claim”, “Indemnified Party” and “Indemnifying Party” each have the meaning given to them in Section E.5.4.

“Insolvency Event” means the occurrence of any of the following events in relation to any person: (i) the person generally does not pay its debts as such debts become due, or admits in writing its inability to pay its debts generally, or makes a general assignment for the benefit of creditors; or (ii) any proceeding is instituted by or against such person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, where any such proceeding is instituted against (but not by) such person, such person does not promptly seek dismissal of such proceeding or its motion or request to dismiss such proceeding is denied (whether or not on an initial, interim or final basis); or (iii) such person proposes or

Information Classification: Limited Access

takes any corporate action to authorize any of the preceding actions or anything analogous to the foregoing events occurs in relation to such person under the laws of any jurisdiction.

“Investment Document” means any agreement, subscription, assignment or other document evidencing in physical form an investment of the Client, or providing for the ownership by the Client, in each case that is acceptable to State Street. For the avoidance of doubt, it does not include any Security, instrument, certificate, title, agreement or other document that is accompanied by a stock power or instrument of assignment, endorsed to State Street or in blank.

“Investment Manager” means each person specified as such by the Client, including its agents and delegates.

“Law” means any statute, ordinance, order, judgment, decree, subordinate legislation, Sanctions Laws, rule or regulation promulgated by any regulatory, administrative or judicial authority or otherwise in force in any jurisdiction, applicable to a Party, that relates to the performance by such Party of the Services or obligations under this Agreement. “Sanctions Laws” means any trade, financial or economic sanctions law or regulation made by a relevant authority of the United States of America (including without limitation, by OFAC and the U.S. Department of State), including U.S. secondary sanctions.

“Local Market Practice” means the customary or established practices, procedures and terms in the jurisdiction or market where a transaction occurs, including the rules and procedures of any exchange or over the counter market and any practical constraints that exist with respect to the exercise of shareholder rights, realisation of entitlements or the sale, exchange, purchase, transfer or delivery of Cash or Securities.

“Losses” means all direct losses, damages, claims, costs, expenses or other liabilities (including reasonable documented attorneys’ fees and other litigation expenses actually incurred).

“Market Participant” means any issuer, intermediary, exchange, transaction counterparty or other market participant.

“Negligence” means a breach by State Street of the Standard of Care in the performance by State Street of its duties and obligations under this Agreement.

“Off Book Cash” has the meaning given to it in Section B.3.2.

“On Book Cash” has the meaning given to it in Section B.3.2.

“Parties” means the parties set out at the beginning of this Agreement.

“Portfolio” means the Securities and Cash delivered to and held by State Street which comprise the assets of the Client over which State Street provides the Services pursuant to this Agreement.

“Proper Instructions” means instructions (which may be standing instructions and which includes any security trade advice) received by State Street through an agreed Authentication Procedure in any of the following forms:

(i)	in writing given by an Authorized Person including a facsimile transmission;
(ii)	in an electronic communication as may be agreed upon between State Street and the Client in writing from time to time; or
(i)	by such other means as may be agreed from time to time by State Street and the Client.

Information Classification: Limited Access

“Rule 17f-4, Rule 17f-5, and Rule17f-7” means Rule 17f-4, Rule 17f-5 and Rule 17f-7 promulgated under the 1940 Act.

“Schedule” or “Schedules” are all of the schedules referenced herein and attached to this Agreement.

“Secured Liabilities” means all liabilities or obligations owed by the Client to State Street or its Affiliates relating to the Custody Services provided under this Agreement, including: (a) the obligations of the Client to State Street or its Affiliates in relation to any advance of cash or securities or any other extension of credit for any purpose; (b) the obligations of the Client to compensate State Street for the provision of the Custody Services; and (c) the indemnity obligations of the Client to State Street under Section E.5.1 in relation to the Custody Services provided under this Agreement.

“Securities” means securities and such other similar financial assets and refers, as the context requires, either to the asset itself or to the means by which a person’s claim to it is evidenced, including a security, security certificate, or a security entitlement, in each case as State Street may from time to time accept into custody under this Agreement.

“Securities Account” has the meaning given to it in Section B.2.2.1.

“Services” means the Custody Services, Administration Services and Investment Analytics Services to be provided by State Street to the Client in accordance with this Agreement.

“Special Subcustodian” has the meaning given to it in Section B.13.3.

“Standard of Care” means the standard of care set forth in Section E.2.1.

“Subcustodian” means any qualified bank, credit institution, trust company or other entity appointed by State Street to perform safekeeping, processing and other elements of the Custody Services, including Affiliates or non-Affiliates of State Street.

“Third Party Agent” means any provider of services to the Client (other than State Street, a Subcustodian, Delegate or a State Street Service Provider under this Agreement) including any Investment Manager, adviser or sub-advisor, distributor, broker, dealer, transfer agent, administrator, accounting agent, audit firm, tax firm, or law firm.

“UCC” means the Uniform Commercial Code of the Commonwealth of Massachusetts, as in effect from time to time.

“U.S.” shall mean the United States of America.

“U.S. CSD” means a CSD authorized by the U.S. Department of the Treasury or a “clearing corporation” as defined in Section 8-102 of the UCC.

Interpretation: Capitalised terms used in this Agreement have the meanings given to them in this Schedule 1 unless otherwise defined. In this Agreement references to “persons” will include legal as well as natural persons or entities, references importing the singular will include the plural (and vice versa), use of the masculine pronoun will include the feminine, use of the terms “include”, “includes” or “including” shall be deemed to be followed by the phrase “without limitation” and any specific examples given following the use of such terms shall be illustrative and in no way limit the general meaning of the words preceding them and numbered schedules, exhibits or Sections will (unless the contrary intention appears) be construed as references to such schedules and exhibits hereto and Sections herein bearing those numbers and any sub-sections thereof. The schedules and exhibits hereto are hereby incorporated herein by reference.

Information Classification: Limited Access

Schedule 2

ADMINISTRATION SERVICES

I.	Fund Accounting Services as described in Schedule 2.1 attached hereto;
II.	Fund Administration Treasury Services as described in Schedule 2.2 attached hereto;
III.	Fund Administration Tax Services as described in Schedule 2.3 attached hereto;
IV.	Fund Administration Legal Services as described in Schedule 2.4 attached hereto;
V.	Fund Administration CFTC Services as described in Schedule 2.5 attached hereto;
VI.	Fund Administration Money Market Fund Services as described in Schedule 2.6 attached hereto; and
VII.	N-PORT Services and N-CEN Services as described in Schedule 2.7 attached hereto.
1.

Instructions and Advice; State Street as Independent Contractor.

At any time, State Street may apply to any officer of the Client or his or her designee for instructions or the independent accountants for the Client, with respect to any matter arising in connection with the Administration Services to be performed by State Street under this Schedule 2.

State Street shall not be liable, and shall be indemnified by the Client, for any action taken or omitted by State Street in good faith in reliance upon any such instructions or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons authorized by the Client. Nothing in this section shall be construed as imposing upon State Street any obligation to seek such instructions.

In providing the Administration Services, State Street shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Client from time to time, have no authority to act or represent the Client in any way or otherwise be deemed an agent of the Client.

2.	Tax Delegation Consent.

With respect to the Fund Administration Tax Services as set forth on Schedule 2.3 attached hereto, the Client acknowledges and agrees to execute and deliver to State Street a tax delegation consent in the form set forth as Schedule 2.3(i) hereto, with such changes as State Street may require from time to time. While the parties anticipate that such consent will be valid as long as the Agreement remains in effect, in the event the Client revokes its consent at any time or does not provided its consent as required hereunder, the Client acknowledges and agrees that State Street may, without liability or prior notice, cease performing any or all of the Fund Administration Tax Services and may renegotiate the fees State Street charges for such Fund Administration Tax Services.
3.	Limitation of Liability for Administration Services

Information Classification: Limited Access

State Street shall be responsible for the performance only of such duties as are set forth in this Schedule 2 with respect to the Administration Services.

To the fullest extent permitted under applicable Law, State Street’s cumulative liability for each calendar year (a “Liability Period”), regardless of the form of action or legal theory, for a Loss suffered or incurred by the Client arising out of or in connection with the Administration Services provided under this Agreement, will be limited to and will not exceed a sum equal to two hundred percent (200%) of the total amount of Fees paid by the Client to State Street for the relevant Administration Services during the preceding Compensation Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to State Street’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of State Street for the Liability Period commencing on the Effective Date and terminating on December 31, 2022 shall be the Effective Date through December 31, 2022, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing on January 1, 2023 and terminating on December 31, 2023 shall be the Effective Date through December 31, 2022, calculated on an annualized.

4.	Compliance with Governmental Rules and Regulations; Records.

The Client assumes full responsibility for complying with all securities, tax, commodities and other Laws, rules and regulations applicable to it. The Client will provide any required notice to and/or obtain all consents and approvals from regulatory bodies (including self-regulatory or industry organizations) and other third parties, which may be necessary for the appointment of State Street as administrator under this Agreement (including any consent or approval for State Street’s right to appoint or remove Delegates), and for any cross border transmissions of Client Information or Historic Records to, or by, State Street that may be required in connection with the provision of the Administration Services.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, State Street agrees that all records which it maintains for the Client regarding the Services shall at all times remain the property of the Client, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement as set forth in Section 10.3.3. of the Agreement or otherwise on written request. State Street further agrees that all records that it maintains for the Client regarding the Services pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Such records may be surrendered in either written or machine-readable form, at the option of State Street. In the event that State Street is requested or authorized by the Client, or required by subpoena, administrative order, court order or other legal process, applicable Law or regulation, or required in connection with any investigation, examination or inspection of the Client by state or federal regulatory agencies, to produce the records of the Client regarding the Services or State Street’s personnel as witnesses or deponents, the Client agrees to pay State Street for State Street’s time and expenses, as well as the fees and expenses of State Street’s counsel incurred in such production.

Information Classification: Limited Access

Schedule 2.1

Fund Accounting Services

•	Maintain market value of assets in each Fund at the frequency agreed with the Client, using the Authorized Data Sources and in accordance with the methodologies and tolerance checks agreed with the Client.
•	Calculate market value of assets in each Fund at the frequency agreed with the Client, using the Authorized Data Sources and in accordance with the methodologies and tolerance checks agreed with the Client.
•	Notify the Client of any securities that cannot be priced in accordance with the agreed methodology and Authorized Price Sources and provide stale price report whenever any security cannot be priced for the period agreed with the Client (e.g. 5 consecutive days).
•	Record the accrual of income to be received by each Fund and the receipt of all income by each Fund.
•	Amortize the fixed income assets for each Fund in accordance with the amortization methodology agreed with the Client.
•	Accrue expenses for each Fund in accordance with methodology agreed with the Client, including accruals for tax provisions and management / performance fees and fees for all other service providers (as relevant).
•	Review any significant differences between accruals and payments.
•	Record investment transactions (e.g. purchases, sales and transfers) for each Fund as notified by the Client or its investment manager/other agents (including transactions in derivatives, foreign currencies and unlisted pooled funds, as relevant).
•	Record capital activity as required for each Fund.
•	Record the impact of corporate actions on the securities in each Fund, using information received from the Client, its custodian/broker and/or standard commercial services.
•	Calculate the net asset value of each Fund and net asset value per share or unit of ownership (as applicable) of each Fund in accordance with the valuation methodology agreed with the Client and at the frequency agreed with the Client.
•	Perform book basis profit and loss allocations for partnership structures.
•	Calculate/review/publish/distribute NAV information and dividend factors as agreed with the Client.
•	Perform agreed reconciliations of the accounting books and records to the records maintained by the investment manager or the Client’s other service providers and counterparties (e.g., custodians, prime brokers, investment managers, banks etc.) at the frequency agreed with the Client.
•	Work with relevant third party and/or the Client to resolve any identified exceptions.
•	Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts.
•	Record value of derivatives for each Fund in the accounting books and records from Authorized Data Sources and reconcile the derivatives so recorded to the positions reported by brokers/counterparties.

Information Classification: Limited Access

•	If applicable, calculate and record initial margin and variation margin in the accounting books and records and reconcile to initial margin and variation margin reported by brokers/counterparties.
•	Compute, as appropriate, each Fund’s dividend payables and dividend factors.
•	Assist the Funds’ transfer agent with respect to the payment of dividends and other distributions to Shareholders.
•	Record amounts paid under Rule 12b-1 Plans/Shareholder Services Plans/Shareholder Service Agreements.
•	Determine and report unrealized appreciation and depreciation on securities held in variable net asset value Funds.
•	Provide such periodic reports as the parties shall agree upon, as set forth in a separate schedule.
•	Calculate turnover and expense ratio.
•	Prepare schedule of capital gains and losses.
•	Provide daily cash report.
•	Provide unrealized gain/loss report.
•	Compute, as appropriate, each Fund’s net income and capital gains, dividend payables, dividend factors, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity (and other yields or standard or non-standard performance information as mutually agreed upon).
•	Update Fund accounting system to reflect rate changes, as received from a Fund’s investment adviser or authorized pricing service, on variable interest rate instruments.
•	Make available, via State Street’s online mystatestreet portal, portfolio holdings for advisor reconciliation and posting to Fund website.

Information Classification: Limited Access

Schedule 2.2

Fund Administration Treasury Services

a.	Prepare for the review by designated officer(s) of the Client financial information regarding the Fund(s) that will be included in the Client’s semi-annual and annual shareholder reports, and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Client’s financial statements by the Client’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Prepare for the review by designated officer(s) of the Client financial information required by Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.	Provide support for new fund development and filings, including pro forma expense projections as well as any expense information and Fund NAV performance information for the initial registration statement filing, in each case, based on estimates and assumptions provided by the Client;

e.	Prepare for the review by designated officer(s) of the Client annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Client’s expenses, review calculations of fees paid to the Client’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

f.	Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including, as agreed to by the Parties, periodic compliance reporting to the designated officer(s) of the Client as well as preparation of Board compliance materials;

g.	Provide periodic risk-based and other compliance testing reports to the Funds’ CCO and provide such other information as reasonably requested to the Funds’ CCO in connection with his/her responsibilities under Rule 38a-1 under the 1940 Act;

h.	Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Client management;

i.	Prepare and disseminate vendor survey information;

j.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

k.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

l.	Maintain certain books and records of the Client as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon; and

m.	Monitor expense limitations of the Client.

Information Classification: Limited Access

SCHEDULE 2.3

Fund Administration Tax Services

a.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure;

b.	Prepare the Funds’ annual federal, state, and local income tax returns and extension requests for review and for execution and filing by the Client’s independent accountants and execution and filing by the Client’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

c.	Prepare annual shareholder reporting information relating to Form 1099-DIV;

d.	Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations;

e.	Review annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration; and

f.	Participate in discussions of potential tax issues with the Funds and the Funds’ audit firm.

Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

Information Classification: Limited Access

SCHEDULE 2.3(i)

CONSENT TO DISCLOSE TAX RETURN INFORMATION

Federal law prohibits our disclosing, without your consent, your federal tax return information to third parties or our use of that information for purposes other than the preparation of your return.

Subject to the terms and conditions of the Master Services Agreement dated [          ] (the “Administration Agreement”) between STATE STREET BANK AND TRUST COMPANY (“we” or “State Street”) and [Client Name] (“you” or the “Customer”), we may subcontract portions of our Fund Administration Tax Services (the “Tax Services”) to State Street affiliates and/or other subcontractors. By signing below, you hereby authorize us to provide any and all information, including your entire tax return information for all past, present, and future years, that we receive in connection with this engagement to the State Street affiliates listed on Schedule 2.3(ii), for the purpose of providing the Tax Services set forth in the Administration Agreement and for related administration and regulatory compliance purposes.

Your consent will be valid as long as the Administration Agreement remains in effect. Notwithstanding the foregoing, you may revoke your consent with regards to Tax Services at any time by providing written notice to us. By signing below, you agree that if you revoke your consent we may refuse to perform Tax Services and/or alter the fees we charge for such Tax Services.

In lieu of consenting to this disclosure, you have the right to request a more limited disclosure of tax return information. In the event that the service model changes as a result of your revocation or limitation on this consent, you agree to negotiate an equitable adjustment to the applicable fee schedule in good faith.

[CLIENT]

By:

Name (printed):

Title:

Date:

Information Classification: Limited Access

SCHEDULE 2.3(ii)

•	State Street Corporate Services Mumbai Private Limited
•	State Street Technology (Zhejiang) Company Limited

Information Classification: Limited Access

SCHEDULE 2.4

Fund Administration Legal Services

a.	Assist the Client in preparing for and conducting Board of Trustees (the “Board”) meetings by: (1) preparing the notices, agendas, resolutions and routine updates and summaries for all requested Board and committee meetings, (2) making presentations to and posting routine reports provided by the Client, State Street or third parties for inclusion in the Board and committee meetings where appropriate or upon reasonable request, (3) attending Board and committee meetings and preparing minutes for such Board and committee meetings, (4) coordinating Board book production and distribution (including through Diligent) for all requested Board and committee meetings, and (5) performing such other Board meeting functions as agreed by the Parties;

b.	Prepare applicable materials for filing with the SEC, including the following documents: Form N-CSR, Form N-PX and all amendments to the Registration Statement, including updates of the Prospectus and SAI for the Fund(s) and any supplements to the Prospectus and SAI for the Fund(s);

c.	Assist the Client in preparing for and conducting shareholder meetings by: (1) preparing the notices, agendas and resolutions for all requested shareholder meetings, (2) attending the shareholder meetings and preparing minutes of such meetings, (3) preparing for filing with the SEC proxy statements and related solicitation materials, (4) preparing draft shareholder meeting scripts, and (5) providing consultation on proxy solicitation matters;

d.	Maintain general Board calendars and regulatory filings calendars;

e.	Maintain copies of the Client’s Governing Documents (and any amendments thereto), corporate records, minutes, material agreements, policies and procedures and such other records reasonably requested by the Client and prepare, at the direction of the Client, amendments to the Client’s Governing Documents and file as necessary;

f.	Assist in developing guidelines and procedures to improve overall compliance by the Client;

g.	Assist the Client in the handling of routine regulatory examinations of the Client and work closely with the Client’s legal counsel in response to any non-routine regulatory matters;

h.	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Client, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate;

i.	Prepare and coordinate each Fund’s filings of Form N-RN; and

j.	Coordinate with insurance providers, including soliciting bids for Directors & Officers/Errors & Omissions (“D&O/E&O”) insurance and fidelity bond coverage, file fidelity bonds with the SEC and make related Board presentations.

Information Classification: Limited Access

SCHEDULE 2.5

Fund Administration CFTC Services

Subject to the authorization and direction of the Client, State Street will provide the CFTC Services set forth on Schedule 2.5 (the “CFTC Services”) to assist the Funds, the Client and/or its affiliates in complying with applicable CFTC compliance testing and reporting requirements.

Limitation of Responsibilities. With regard to the CFTC Services, State Street’s responsibilities are limited to the provision of the CFTC Services described in Schedule 2.5. These responsibilities do not include: (i) determination of the Client’s status as a Commodity Pool Operator (a “CPO”), (ii) the determination of the Client’s eligibility for an exclusion from classification as a CPO, or (iii) the completion and filing of the Form CPO-PQR. Where the Client uses the Services to comply with any law, representation, agreement or other obligation, State Street makes no representation that any such Services complies with such law, representation, agreement, or other obligation, and State Street has no obligation of compliance with respect thereto. The Client should contact its legal counsel for specific guidance on compliance with the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). Unless the Client currently subscribes to fund administration legal services with State Street, the CFTC Services do not include assisting the Client with preparation of annual enhanced prospectus disclosures. Assistance with the registration of an entity as a CPO is not included as a CFTC Service.

Responsibilities of the Client. The Client is responsible for providing authorization and direction to State Street with respect to the CFTC Services. The Client is responsible for arranging, in each case where appropriate, for the review and comment by Client’s independent accountants and legal counsel of CFTC financial information, reports and any filings prepared by State Street. In addition, the Client is solely responsible for determining Client’s status as a CPO, and/or Client’s eligibility for an exclusion from classification as a CPO.

The Client shall be responsible for accurately and timely supplying State Street with complete financial, organizational and other information, and/or arranging for the provision of such information from third parties, as may be required in order for State Street to provide the CFTC Services, and any information requested by State Street in connection with the foregoing. State Street is authorized and instructed to rely upon the information it receives from the Client or any third party (including, without limitation, the Client’s third party administrator(s), custodian(s), prime broker(s), and other service providers to the Client) authorized by the Client to provide such information to State Street and on any instructions received from the Client. The Client and any third party from which State Street shall receive or obtain certain records, reports and other data included in the CFTC Services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof, and State Street shall be entitled to rely on such records, reports and other data as provided to State Street by the Client or any third party, and any instructions provided to State Street by the Client, and shall have no responsibility for making any interpretive determinations with respect thereto. State Street has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information, or instructions, and shall be without liability for any loss or damage suffered by the Client as a result of State Street’s reliance on and utilization of such information or instructions believed by it to be genuine and to have been properly issued by or on behalf of the Client or such third party. State Street shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Client or any third party to provide it with the information required.

CFTC financial reporting, compliance testing and exclusion filing services

Subject to the authorization and direction of the Client and, in each case where appropriate, the review and comment by Client’s independent accountants and legal counsel, and in accordance with procedures that may be established from time to time between the Client and State Street, State Street will:

Information Classification: Limited Access

i.	Perform [daily][weekly][monthly] testing for compliance with the CFTC initial margin test and the CFTC net notional test; and

ii.	As applicable, prepare the Client’s initial and annual Rule 4.5 notice of exclusion from classification as a CPO under the Commodity Exchange Act and file such initial and annual notice with the National Futures Association.

Information Classification: Limited Access

SCHEDULE 2.6

Fund Administration Money Market Fund Services

a.	Prepare for posting on the Fund’s website daily each money market fund’s market-based NAVs;

b.	Prepare for posting on the Fund’s website each money market fund’s daily liquid assets and weekly liquid assets;

c.	Prepare for posting on the Funds’ website each money market fund’s inflows/outflows;

d.	Prepare for posting on the Fund’s website each money market funds’ monthly schedule of portfolio investments;

e.	Subject to the mutual agreement of the Client and State Street, prepare for posting on the Fund’s website such other information reasonably requested by the Client, if required by applicable Law;

f.	Prepare and coordinate each money market fund’s monthly filing of Form N-MFP;

g.	Provide periodic testing of the Fund with respect to compliance with certain Rule 2a-7 diversification requirements, including aggregation of affiliates testing, the 10% or 15% basket test and asset backed securities testing; and

h.	Prepare and coordinate each Fund’s filings of Form N-CR.

Information Classification: Limited Access

Schedule 2.7

Fund Administration Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services”) and Liquidity Risk Measurement Services and Quarterly Portfolio of Investments Services (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule 2.7, the “Services”)

(a)	Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

•	Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Client (including from any third parties with whom the Client will need to coordinate in order to produce such data, documentation, and information), State Street will use required data, documentation, assumptions, information and assistance from the Client, State Street’s internal systems and, in the case of Clients not administered by State Street or its affiliates, third party Client administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Client and (ii) annual updates of Form N-CEN for review and approval by the Client.

•	Each Client acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

•	Following review and final approval by the Client of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of each Client, State Street will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and (ii) electronically submit such filing to the SEC.

The Form N-PORT Services will be provided to each portfolio (the “Portfolio”) of the Client(s) as set forth in the attached Annex 1, which shall be executed by State Street and the Client(s). The Form N-CEN Services will be provided to each Client as set forth in the attached Annex 1. Annex 1 may be updated from time to time upon the written request of the Client and by virtue of an updated Annex 1 that is signed by both parties.

(b)	Quarterly Portfolio of Investments Services:

•	Subject to the receipt of all Required Data, and as a component of the Form N-PORT and Form N-CEN Support Services, State Street will use such Required Data from the Client, State Street’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP, as of the Client’s first and third fiscal quarter-ends.

•	Following review and final approval by the Client of each such draft Portfolio of Investments, and at the direction of and on behalf of each Client, State Street will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

(c)	Liquidity Risk Measurement Services :

•	State Street will provide the following liquidity risk measurement services (“Liquidity Risk Measurement Services”) to the Client:

•	As applicable, State Street will provide each Client with Liquidity Risk Measurement Services that will provide calculation of security level exposure, characteristics,

Information Classification: Limited Access

liquidity analytics, including days to liquidate, liquidity scores, fixed income cost to liquidate, stress testing and redemption flow analysis. Liquidity analytics will be calculated daily, weekly, or monthly (as per written agreement between State Street and each Client) and, as applicable, aggregated monthly for purposes of inclusion in State Street’s standard N-PORT filing template. Services also will include State Street’s standard liquidity Client profile report and online access to State Street’s dynamic risk reporting tools via my.statestreet.com which enable Clients to analyze and generate risk reporting.

•	The Liquidity Risk Measurement Services will be provided to each Portfolio of the Client(s) as set forth in the attached Annex 1, which shall be executed by State Street and the Client(s). Annex 1 may be updated from time to time upon the written request of the Client and by virtue of an updated Annex 1 that is signed by both parties.

Client Duties, Representations and Covenants in Connection with (i) Form N-PORT and Form N-CEN Support Services, (ii) Liquidity Risk Measurement Services, and (iii) Quarterly Portfolio of Investments Services.

The provision of the Services set forth in this Schedule 2.7 to each Client by State Street is subject to the following terms and conditions:

1.	The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Client or its affiliates or any Fund, pooled vehicle, security or other investment or portfolio regarding which the Client or its affiliates provide services or is otherwise associated (“Client Entities”) that is generated or aggregated by State Street or its affiliates in connection with services performed on the Client’s behalf or otherwise prepared by State Street (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). State Street’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Client shall be as provided in such respective other agreements between State Street or its affiliates and the Client relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Client Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify State Street’s or its affiliates’ obligations to the Client under the Other Client Agreements.

In connection with the provision of the Form N-PORT and Form N-CEN Support Services, Liquidity Risk Measurement Services, and Quarterly Portfolio of Investments Services by State Street, the Client acknowledges and agrees that it will be responsible for providing State Street with any information requested by State Street, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data (including State Street Data, where applicable) and related information to State Street, in formats compatible with Administrator-provided data templates including, without limitation, Required Data and the information and assumptions required by State Street in connection with a Client reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by State Street, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by State Street for such purposes from time to time, for all Funds receiving services under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Client), including, without limitation, arranging for the provision of data from the Client, its affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to State Street (or any of its affiliates) in its capacity as administrator to one or more Clients, State Street and the Client will agree on the scope of the information to be extracted from State Street’s or any of its affiliate’s systems for purposes of State Street’s provision of Form N-PORT and Form N-CEN Support Services, Liquidity Risk Measurement Services, and Quarterly Portfolio of Investments Services, subject to the discretion of State Street, and State Street is hereby expressly authorized to use any such information as necessary in connection with providing the Form

Information Classification: Limited Access

N-PORT and Form N-CEN Support Services, Liquidity Risk Measurement Services, and Quarterly Portfolio of Investments Services, hereunder; and

(B) Providing all required information and assumptions not otherwise included in Client data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for State Street to provide the Services.

The following are examples of certain types of information that each Client is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and each Client hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN or any changes in requirements relating to the provision of Liquidity Risk Measurement Services:

•	SEC filing classification of the Client (i.e., small or large filer);
•	Identification of any data sourced from third parties;
•	Identification of any securities reported as Miscellaneous; and
•	Any Explanatory Notes included in N-PORT Section E.

2. Each Client acknowledges that it has provided to State Street all material assumptions used by the Client or that are expected to be used by the Client in connection with the completion of Form N-PORT and Form N-CEN, the Liquidity Risk Measurement Services, and Quarterly Portfolio of Investments Services, and that it has approved all material assumptions used by State Street in the provision of the Services prior to the first use of the Services. The Client will also be responsible for promptly notifying State Street of any changes in any such material assumptions previously notified to State Street by the Client or otherwise previously approved by the Client in connection with State Street’s provision of the Services. The Client acknowledges that the completion of Form N-PORT and Form N-CEN the Liquidity Risk Measurement Services, and Quarterly Portfolio of Investments Services, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•	Investment classification of positions;
•	Assumptions necessary in converting data extracts;
•	General operational and process assumptions used by State Street in performing the Services; and
•	Assumptions specific to the Client.

Each Client hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Client (and/or State Street on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3. Each Client acknowledges and agrees on the following matters:

(A) Each Client has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Client has determined that the Services are suitable for its purposes. None of State Street or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including State Street, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B) Each Client assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. State Street is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and State Street is not providing any customization, guidance, or recommendations. Where the Client uses Services to comply with any law, regulation, agreement,

Information Classification: Limited Access

or other Client obligation, State Street makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and State Street has no obligation of compliance with respect thereto.

(C) Each Client may use the Services and any reports, charts, graphs, data, analyses and other results generated by State Street in connection with the Services and provided by State Street to the Client (“Materials”) (a) for the internal business purpose of the Client relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Client may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Client (each a “Permitted Person”); provided, however, (i) the Client may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Client has separate license rights with respect to the use of such Third Party Data, or (iii) the Client may not use the Services or Materials in any way to compete or enable any third party to compete with State Street. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Client, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Client or any Permitted Persons (collectively, including the Client, “Client Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Client has separate license rights with respect to the use of such Third Party Data). Without limitation, Client Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D) The Client shall limit the access and use of the Services and the Materials by any Client Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Client shall be responsible and liable for all acts and omissions of any Client Parties.

(E) The Services, the Materials and all confidential information of State Street (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of State Street. The Client has no rights or interests with respect to all or any part of the Services, the Materials or State Street’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Client automatically and irrevocably assigns to State Street any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or State Street’s confidential information, including, for the avoidance of doubt and without limitation, any Client Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with State Street (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Client.

Information Classification: Limited Access

(F) State Street may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

[Remainder of Page Intentionally Left Blank]

Information Classification: Limited Access

ANNEX I

To Schedule 2.7

HSBC Funds

Further to the Master Services Agreement dated as of November 7, 2022 between HSBC Funds (the “Client”) and State Street Bank and Trust Company (“State Street”), the Client and State Street mutually agree to update this Annex 1 by adding/removing Funds as applicable:

Liquidity Risk Measurement Services
HSBC Funds	FREQUENCY
N/A	N/A

Form N-PORT Services and Quarterly Portfolio of Investments Services
HSBC Funds	Service Type
HSBC RadiantESG U.S. Smaller Companies Fund	Standard N-PORT and N-CEN Reporting Solution (Data and Filing)
HSBC RadiantESG U.S. Smaller Companies Fund (Class I)
HSBC RadiantESG U.S. Smaller Companies Portfolio

Form N-CEN Services
HSBC Funds

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

HSBC Funds		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Stefano Michelagnoli	By:	/s/ Christopher W. Holzwarth
Name: Stefano Michelagnoli		Name: Christopher W. Holzwarth
Title: President HSBC Funds		Title: Senior Vice President
Address:		Address: One Lincoln Street
Boston, MA 02110
Date: 4th November 2022		Date: November 4, 2022

Information Classification: Limited Access

Schedule 3

State Street Investment Analytics Services

1.	The State Street Parties (as defined below) shall perform the investment analytic services (“Investment Analytics Services”) described in one or more service schedules (the “Service Schedule(s)”) attached to this Schedule 3. State Street shall provide the Investment Analytics Services on the terms and conditions set forth in the Master Services Agreement dated as of November 7, 2022 (the “MSA”) by and between State Street Bank and Trust Company (“State Street”) and each entity set forth on Appendix A to the MSA (“Client”, and State Street and the Client, collectively, the “Parties”) and on the terms and conditions set forth in this Schedule 3 and related Service Schedules. In the event of an inconsistency between the provisions contained in the MSA and Schedule 3, the terms of Schedule 3 will govern with respect to the Investment Analytics Services. Schedule 3 will also control in the event of a conflict between the Schedule 3 and any Service Schedule, unless such Service Schedule provides otherwise by explicitly making reference to and amending one or more specific Sections of this Schedule 3. No Service Schedule modifies any other Service Schedule unless otherwise expressly agreed in writing between the Parties.

2.	The Investment Analytics Services depend, directly or indirectly, on: (i) information concerning or relevant to Client, including with respect to its customers, accounts or investors, that is provided by Client or a third party at Client’s direction such as advisors, suppliers and agents of Client (“Client Data”); (ii) information concerning Client or its affiliates or any fund, pooled vehicle, security or other investment or portfolio regarding which Client or its affiliates provide services or is otherwise associated (“Client Entities”) that is generated or aggregated by State Street in connection with services performed on Client’s behalf or otherwise prepared by State Street (“State Street Data”); and (iii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”, and together with Client Data and State Street Data, “Data”). State Street’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by Client shall be as provided in such respective other agreements between State Street and Client relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Client Agreements”). Nothing in this Schedule 3 or the Service Schedule(s) shall limit or modify State Street’s obligations to Client under the Other Client Agreements.

Client represents and warrants that (i) it is responsible for ensuring the State Street Parties’ rights to use the Client Data under this Schedule 3, and the Client Data is provided to the State Street Parties without restriction for such use and (ii) any Client Data provided to the State Street Parties will not include any known virus or other mechanism that is designed to delete, disable, interfere with or otherwise harm the State Street Parties’ hardware, software, data or other programs. Client’s use of the Investment Analytics Services and any reports, charts, graphs, data, analyses and other results generated by State Street in connection with the Investment Analytics Services and provided by State Street to Client (“Materials”) is subject to the respective rights and limitations of the Parties to use Third Party Data. State Street may rely on Data used in connection with the Investment Analytics Services without independent verification. Data used in the Investment Analytics Services may not be

Information Classification: Limited Access

available or may contain errors, and the Investment Analytics Services may not be complete or accurate as a result.

3.	Client has independently reviewed the Investment Analytics Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Investment Analytics Services), and Client has determined that the Investment Analytics Services are suitable for its purposes. State Street makes no representation or warranty with respect to the foregoing.

4.	State Street is not providing, and the Investment Analytics Services do not constitute, legal, tax, investment, regulatory, accounting, or auditing services or any other advice of any kind. The Investment Analytics Services are of general application and State Street is not providing any customization, guidance, or Client-specific recommendations. Where the Client uses the Investment Analytics Services to comply with any law, regulation, agreement, or other Client obligation, State Street makes no representation that any Investment Analytics Service complies with such law, regulation, agreement, or other obligation of the Client, and State Street has no obligation of compliance with respect thereto.

5.	State Street warrants to Client that State Street is authorized to provide the Investment Analytics Services. Client’s remedy for State Street’s breach of this warranty is for State Street to obtain the necessary consents for Client to receive and use the Investment Analytics Services. If such necessary consents cannot be obtained promptly and at reasonable cost, State Street may terminate this Schedule 3 and/or the applicable Investment Analytics Services. None of State Street or its Affiliates, or their respective officers, directors, employees, representatives, agents or service providers (collectively, including State Street, “State Street Parties”) make any other express or implied warranties or representations with respect to the Investment Analytics Services or otherwise.

6.	Client is solely responsible for its use of the Investment Analytics Services and Materials and for the suitability of the Investment Analytics Services for the Client’s purpose(s), including any decisions or other actions taken (or not taken) in connection therewith. The State Street Parties are not liable to Client, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in Client, or any Client Entities or any Permitted Persons (collectively, including Client, “Client Parties”), for any losses, damages, costs, expenses or any other matter arising out of or relating to the Investment Analytics Services, the Materials or this Schedule 3, including, without limitation, with respect to any inaccuracy or errors with respect thereto, any use, reliance, decisions or other actions taken (or not taken) by Client, any Client Party, or any third party, in connection therewith, except in the case of State Street, and subject to Section 8 of this Schedule 3, to the extent the same results directly from State Street’s gross negligence or willful misconduct in its performance of the Investment Analytics Services and does not involve the unauthorized use or unauthorized redistribution of the Investment Analytics Services or Materials by Client or a Client Party.

7.	Client shall indemnify and hold the State Street Parties harmless from and against any and all losses, damages, liabilities, actions, suits, claims, costs and expenses, including reasonable legal fees and costs of investigation (each, a “Claim”) suffered or incurred by such State Street Party arising out of or relating to (i) the Investment Analytics Services, the Materials or this Schedule 3, including, without limitation, any use, distribution or redistribution, reliance, decisions, or any other actions taken (or not taken) by any Client Party, or any third party, in connection therewith or (ii) State Street’s action or inaction

Information Classification: Limited Access

pursuant to any instruction, notice, certification or request from any Client Party in connection with State Street’s performance of the Investment Analytics Services, except (with respect to (i) and (ii)) to the extent the same results directly from State Street’s gross negligence or willful misconduct in its performance of the Investment Analytics Services or State Street’s inability to obtain the necessary consents for Client to receive and use the Investment Analytics Services and, in each case, does not involve the unauthorized use or unauthorized redistribution of the Investment Analytics Services or Materials by Client or a Client Party.

8.	In the event any State Street Party is held liable for any reason as to any Investment Analytics Service, the Materials or this Schedule 3, the aggregate of such liability shall be limited to the direct damages suffered by Client not to exceed the aggregate amount of fees paid by Client to State Street for the relevant Investment Analytics Service for the twelve (12) months preceding the occurrence of the first event giving rise to any such direct damages.

9.	In addition to the termination rights set forth in the MSA, the Investment Analytics Services are terminable pursuant to the applicable Service Schedule in accordance with their terms. In addition, State Street may, upon notice to Client, terminate or modify any portion of the Investment Analytics Services and the related Service Schedule(s) if a provider of Third Party Data or services to State Street used by State Street to perform the Investment Analytics Services terminates or modifies State Street’s right to receive or use such Data or services or is otherwise unable to provide same to State Street. Client may terminate the relevant Investment Analytics Services and, as applicable, the related Service Schedule(s), by written notice to State Street following any such termination or modification by State Street, provided, however, that Client shall remain liable for any fees and expenses owed or payable with respect to the Investment Analytics Services rendered prior to such termination or modification of the Investment Analytics Services or related Service Schedule(s) by State Street.

10.	Client may use the Investment Analytics Services and Materials for the internal business purpose of Client relating to the applicable Investment Analytics Service and, for the sake of clarification, the Client’s investment manager, on behalf of the Client, may use the Investment Analytics Services and Materials for the internal business purpose of Client relating to the applicable Investment Analytics Service. Client may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, board of trustees, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with Client (each a “Permitted Person”) or in a manner consistent with paragraph E.9.3.4 of the MSA; provided, however, (i) Client may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) Third Party Data contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent Client has separate license rights with respect to the use of such Third Party Data, or (iii) Client may not use the Investment Analytics Services or Materials in any way to compete or enable any third party to compete with State Street. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof, provided, however, that the Client’s investment manager, on behalf of the Client, has the right to redistribute the Materials, or an excerpted portion thereof, to any other Permitted Person.

11.	Except as expressly provided in this Schedule 3, Client Parties may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose

Information Classification: Limited Access

display, or provide, or otherwise make available or permit access to, all or any part of the Investment Analytics Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent Client has separate license rights with respect to the use of such Third Party Data).Without limitation, Client Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Investment Analytics Services or the Materials; (ii) make copies of the Investment Analytics Services, the Materials or portions thereof; (iii) secure any source code used in the Investment Analytics Services, or attempt to use any portions of the Investment Analytics Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Investment Analytics Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Investment Analytics Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Investment Analytics Services or the Materials for any purpose other than as expressly authorized under this Schedule 3. The Parties agree that the limitations set forth in the preceding sentence do not impact or take away from the Client’s rights to use (or the Client’s right for its investment manager to use for and on Client’s behalf) the Investment Analytics Services and Material as set forth in Section 10 above or the Client’s investment manager, on the Client’s behalf, to redistribute the Materials, or an excerpted portion thereof, to any other Permitted Person as set forth in Section 10.

12.	Client shall limit the access and use of the Investment Analytics Services and the Materials by any Client Parties to a need-to-know basis and Client shall be responsible and liable for all acts and omissions of any Client Parties.

13.	The Investment Analytics Services, the Materials and the confidential information of State Street (as set forth below and other than Third Party Data and Client Data), are the sole property of State Street. Client has no rights or interests with respect to all or any part of the Investment Analytics Services, the Materials or the State Street confidential information, other than its use and redistribution rights expressly set forth in in this Schedule 3. Client automatically and irrevocably assigns to State Street any right, title or interest that it has, or may be deemed to have, in the Investment Analytics Services, the Materials or the State Street confidential information, including, for the avoidance of doubt and without limitation, any Client Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with State Street (collectively, “Feedback”) and the State Street Parties shall be entitled incorporate any Feedback in the Investment Analytics Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate Client.

14.	Consistent with Section E.1 of the MSA (Delegation), State Street may delegate the performance of Investment Analytics Services to one or more State Street Party.

15.	Except as provided herein, this Schedule 3 and any Service Schedule may be amended, modified or supplemented only by a written instrument duly executed by the Parties. Any provision hereof may be waived but only in writing signed by the Party against whom such waiver is sought to be enforced. Notwithstanding the foregoing, State Street may require additional written terms and conditions relating to electronic access to internet-based tools, platforms, and websites relating to certain Investment Analytics Services and Service Schedules.

Information Classification: Limited Access

16.	Client shall pay State Street the fees and expenses set forth in the Service Schedule(s). Except as otherwise may be set forth in a Service Schedule, Client shall pay all sales, value added, goods and services, use, excise, stamp duties, and similar taxes, except for State Street income taxes (“Taxes”), applicable to the receipt of Investment Analytics Services under this Schedule 3. State Street’s obligations and Client’s rights under this Schedule 3 are conditional upon Client’s payment of all fees, including all Taxes. The fees payable under this Schedule 3 have been calculated exclusive of any Taxes and should any Taxes become payable on any Investment Analytics Services (or required to be withheld), the fees for such Investment Analytics Services shall be increased by an amount equal to the Taxes payable or to be withheld.

Information Classification: Limited Access

Schedule 3.1

Service Schedule

Money Market Stress Testing Risk Services

I.	General

This Service Schedule forms a part of the Schedule 3 - State Street Investment Analytics Services (“Schedule 3”) to the Master Services Agreement dated as of November 7, 2022 (the “MSA”) between HSBC Funds (“Client”) and State Street Bank and Trust Company (“State Street”). Unless otherwise defined in this Service Schedule, all capitalized terms used, but not defined, herein shall have the meanings given to them in the Schedule 3. The Services provided to the Client pursuant to this Service Schedule are provided subject to the terms set forth in Schedule 3 and the MSA. This Service Schedule may only be amended by the mutual written agreement of the Parties. This Service Schedule shall be effective as of November 7, 2022 (“Schedule Effective Date”). The parties agree that the Money Market Stress Testing Risk Services (the “MMSTR Services”) will be provided as soon as reasonably practicable after the Schedule Effective Date.

II.	Service Description and Additional Terms

A.	Service Description. The MMSTR Services shall include:
1.	MMSTR Services. State Street will provide Client with access to State Street’s market risk reporting software application and analytics reporting software application for risk analytics (including, asset pricing, VaR analysis, sensitivity analysis, stress testing and correlations) to analyze and generate risk reporting according to the following mandates:
a.	Portfolios. State Street will provide the MMSTR Services for the portfolios (“Portfolios”) of the Client, such portfolios as identified to State Street by the Client below and as may be updated from time to time by written request by the Client via written acknowledgement thereof by State Street (where such update is effective as of State Street’s written acknowledgement thereof)

PORTFOLIOS	PORTFOLIOS CODE
HSBC FUNDS - HSBC U.S. Government Money Market Fund	HSBX
HSBC FUNDS - HSBC U.S. Treasury Money Market Fund	HSBY

b.	Calculation Frequency. State Street will perform the data refreshes and related calculations for the MMSTR Services at the Calculation Frequency identified in the table in Section B of this Service Schedule.

2.	Reporting and Related Training. Reporting generated by the MMSTR Services will be available utilizing agreed scenario assumptions and reporting formats as mutually agreed between the Client and State Street. Unless the Client requests a custom report, the reporting capabilities for this MMSTR Service will include the standard reporting package for the MMSTR Services as provided in the truView System.

State Street will provide reasonably appropriate resources for initial and ongoing training sessions relating to the Client’s access to the MMSTR Services totaling no more than eight (8) hours per Term, as defined below. The time and location of these training sessions will be as mutually agreed between State Street and the Client. Should the Client desire more than eight (8) hours of training sessions per Term, then State Street and the Client will mutually agree on training programs for those sessions and the fees for those services will be calculated in accordance with the rates set forth in Section II.B.2. herein.

The Parties anticipate implementation will take approximately three weeks following the Schedule Effective Date. Notwithstanding the foregoing, implementation shall be deemed to be complete on the date on which a Portfolio is available to be processed by the MMSTR Services in a live production environment (the “Live Date”), which date shall be determined solely by State Street based on its records and such determination to be binding except in circumstances of manifest error.

3.	Data Reconciliation and Service Support.

Information Classification: Limited Access

a.	Portfolio Holding Data Sourcing. Security position level information shall be provided by and aggregated from within State Street (the “Data Provider”).

b.	Client Service Support. The Client shall contact the following to report errors, disruptions or other access issues in the truView System: HSBCRisk@statestreet.com. Additional technical support contact information shall be provided to the Client in connection with implementation.

B.	Fees.

1. The following fees are the base fees for the MMSTR Services (“Base Fees”):

PORTFOLIOS	DATA PROVIDER	CALCULATION FREQUENCY	FEE PER PORTFOLIO[1] PER ANNUM
Each Portfolio	State Street	Weekly	$18,000

1 For purposes of determining the number of Portfolios for the above billing, the following shall apply:

•	Where the MMSTR Services are provided with respect to sleeves of a single Portfolio, each sleeve shall be considered a separate Portfolio;
•	Where the MMSTR Services are provided with respect to a Portfolio that is organized in a master/feeder fund structure, the master fund and each feeder fund shall each be considered separate Portfolios; and
•	Where the MMSTR Services are provided with respect to separate share classes of a Portfolio, each share class shall be considered as a separate Portfolio.

2. The following fees are the additional fees for the MMSTR Services (“Additional Fees”):

ADDITIONAL SERVICES	FEES
Implementation Fee	Waived
Custom Reporting Fee	$10,000 per report template
Additional Training Fee	$250 per hour
Professional Services	To be governed by a separate written professional services agreement on a time and materials basis.

Data Normalization Fees.

If applicable, the cost of transferring and normalizing the Client historical data onto the truView System will be billed as professional services work under a separate professional services agreement.

Third Party Data Fees. The charges for any Third Party Data requested by the Client for use in the MMSTR Services are the responsibility of the Client. If Client requests that State Street obtain Third Party Data for use in the MMSTR Services then State Street and Client will agree, in advance, on the amounts payable to State Street for obtaining such Third Party Data.

Invoicing. Except as otherwise specified, all fees will be invoiced on a calendar monthly basis in arrears. The billing of the Base Fees will not commence until the occurrence of the Live Date. To the extent the MMSTR Services with respect to a Portfolio are not provided for a full calendar month, the portion of the annual fee owed for such month will be pro-rated based on the ratio of (A) the number of days left in such month over (B) thirty (30). Platform fees are determined based upon the number of Users at the end of a given month, regardless of if, when or how many times a given User accessed the truView system during the month. Implementation fees will be invoiced following the Schedule Effective Date. Custom reporting fees will be invoiced upon the first use of the custom report template in a live production environment, with such determination to be made by State Street and such determination to be binding except in circumstances of manifest error.

All fees and other expenses will be due and payable to State Street within thirty (30) days of receipt of such invoice by the Client.

Late Fee. If any payment due to State Street under this Service Schedule is overdue (and is not subject to a good faith dispute), then the Client shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of the lesser of two percent (2%) above the prime rate as reported

Information Classification: Limited Access

in The Wall Street Journal, Eastern Edition, and the maximum rate permitted by applicable law, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest.

Annual Fee Adjustment. Beginning on January 1, 2024 and each January 1st thereafter (“Index Date”), the Base Fees for all Portfolios serviced as of each Index Date shall be increased annually by three-percent (3%) for the calendar year ended immediately prior to the relevant Index date.

State Street retains the right, in its sole discretion, to modify its pricing for the services if the Portfolio composition or scope of services materially changes from the Portfolio composition or scope services in effect as of the effective date of this Service Schedule. The Client will be notified forty-five (45) days in advance of the intention by State Street to increase such fees or to assess such additional expenses and the bases on which they will be determined. The Client acknowledges and agrees that after expiration of such forty-five (45) day advance notice period such additional fees and expenses shall become obligations of, and be payable by, the Client in respect of the continued use of the Services by the Client.

C. Term and Termination.

This Service Schedule shall remain in effect for an initial period of one (1) year commencing with the Schedule Effective Date (the “Initial Term”). Thereafter, unless otherwise terminated, this Service Schedule will automatically renew for successive additional one (1) year periods (each a “Renewal Term” and, collectively with the Initial Term, each, a “Term”). This Service Schedule may be terminated by either Party by giving ninety (90) days advance written notice to the other Party prior to the end of the Initial Term or any Renewal Term, as applicable. Additionally, either Party may terminate this Service Schedule upon written notice to the other Party in the event of a material breach by such other Party of its obligations under the Schedule 3, the MSA or this Service Schedule, provided that, if capable of cure, the breaching Party shall first have thirty (30) days to cure its breach to the reasonable satisfaction of the non-breaching Party. Upon termination of this Service Schedule for any reason, the Client’s access to the truView System shall cease.

Information Classification: Limited Access

Schedule 4
Notices

(Section E.14.3)

STATE STREET:

STATE STREET BANK AND TRUST COMPANY

Attention:	Jason Becker, Senior Vice President

CC:	Legal Department

Address:	1 Heritage Drive

North Quincy, MA 02171

Telephone No:	617-662-9218

Email:	jason.becker@statestreet.com

CLIENT:	HSBC Funds

	Attention:	Stefano Michelagnoli, President

	Address:	452 5th Ave., NY NY 10018

	Telephone No:	212-525-6412

	Email:	stefano.r.michelagnoli@us.hsbc.com

Information Classification: Limited Access

Appendix A

List of Client Entities and Funds

Fund Name	Jurisdiction of Formation
HSBC Funds, on behalf of its series	Delaware

HSBC U.S. Government Money Market Fund

HSBC U.S. Treasury Money Market Fund

HSBC ESG Prime Money Market Fund

HSBC RadiantESG U.S. Smaller Companies Fund

HSBC RadiantESG U.S. Smaller Companies Fund (Class I)

HSBC RadiantESG U.S. Smaller Companies Portfolio

Information Classification: Limited Access

Appendix B

QFC Addendum

Opt-In to U.S. Special Resolution Regime. Notwithstanding anything to the contrary in this Agreement or any other agreement, the parties hereto expressly acknowledge and agree that:

(a) In the event State Street becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer or assignment of this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) by State Street will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) were governed by the laws of the United States or a state of the United States; and

(b) In the event State Street or an Affiliate of State Street becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to this Agreement that may be exercised against State Street are permitted to be exercised to no greater extent than the Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) were governed by the laws of the United States or a state of the United States.

Adherence to the ISDA Protocol. At such times as the parties to this Agreement have adhered to the ISDA Protocol and this Agreement is or is deemed modified or amended by the ISDA Protocol, the terms of the ISDA Protocol will supersede the terms of this QFC Addendum as included as part of this Agreement, and in the event of any inconsistency between this QFC Addendum and the ISDA Protocol, the ISDA Protocol will prevail.

Definitions. As used in this QFC Addendum:

“Affiliate” has the meaning given in section 2(k) of the Bank Holding Company Act (12 U.S.C. §1841(k)) and section 225.2(a) of the Federal Reserve Board’s Regulation Y (12 CFR § 225.2(a)).

“Default Right” means any:

(i) right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

(ii) right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other

Information Classification: Limited Access

than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure.

“ISDA” refers to the International Swaps and Derivatives Association, Inc.

“ISDA Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol as published by ISDA as of July 31, 2018.

“U.S. Special Resolution Regime” means the Federal Deposit Insurance Act (12 U.S.C. §1811–1835a) and regulations promulgated thereunder and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. § 5381–5394) and regulations promulgated thereunder.

Information Classification: Limited Access

Appendix C Remote Access Addendum	Global Services Elisa M. Alves Vice President One Heritage Drive 3rd Floor, West Quincy, MA 02171 P: 617-537-3045 emalves@statestreet.com www.statestreet.com

HSBC Funds
c/o HSBC Global Asset Management (USA) Inc
452 Fifth Avenue, 7th Floor
New York, NY 10018 USA

Attention: James Levy, Vice President of HSBC Funds

Re: Remote Access Services

Dear Customer:

State Street Bank and Trust Company, including its subsidiaries and affiliates (“State Street”), has developed and/or utilizes proprietary or third party accounting and other systems in conjunction with the services that State Street provides to HSBC Funds (the “Customer”). In this regard, we maintain certain information in databases under our ownership and/or control that we make available to our customers (the “Remote Access Services”).

The Services

State Street agrees to provide the Customer, and its designated investment advisors (including affiliates thereof), consultants or other third parties (and in each case, any employees thereof) authorized by State Street who agree to abide by the terms of this Agreement (“Authorized Designees”) with access to State Street proprietary and third party systems as may be offered by State Street from time to time (each, a “System”) on a remote basis.

Security Procedures

The Customer agrees to comply, and to cause the Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security procedures as may be issued from time to time by State Street or its third party vendors for use of the System and access to the Remote Access Services. The Customer is responsible for any use and/or misuse of the System and Remote Access Services by its Authorized Designees. The Customer agrees to advise State Street immediately in the event that it learns or has reason to believe that any person to whom Customer has given access to the System or the Remote Access Services has violated or intends to violate the terms of this Agreement and Customer will cooperate with State Street in seeking injunctive or other equitable relief. Customer agrees to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street.

Fees

Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the Fee Agreement related to the Master Services Agreement between the parties anticipated to be entered into on or before [Transition Date] (the “MSA) (the “Fee Schedule”). Unless otherwise provided in the Fee Schedule, Customer shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Agreement, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street). Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

Information Classification: Limited Access

Proprietary Information/Injunctive Relief

The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, knowhow, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to Customer by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary and intellectual property rights of State Street and third party vendors related thereto are the exclusive, valuable and confidential proprietary property of State Street and its relevant licensors and third party vendors (the “Proprietary Information”). Customer agrees on behalf of itself and the Authorized Designees to keep the Proprietary Information confidential and to limit access to Customer employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

Customer agrees to use the Remote Access Services only in connection with the proper purposes of this Agreement. Customer will not, and will cause its employees and Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Agreement, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street’s databases, including data from third party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of the Customer.

Customer agrees that neither it nor its Authorized Designees will modify the System in any way, enhance, copy or otherwise create derivative works based upon the System, nor will Customer or its Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

Customer acknowledges that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street or its third party licensors and vendors inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

Limited Warranties

State Street represents and warrants that it is the owner of and/or has the right to grant access to the System and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology, including but not limited to the use of the Internet, and the necessity of relying upon third party sources and data and pricing information obtained from third parties, the System and Remote Access Services are provided “AS IS” without warranty express or implied including as to availability of the System, and you and your Authorized Designees shall be solely responsible for the use of the System and Remote Access Services. State Street and its relevant licensors and third party vendors will not be liable to the Customer or its Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall any party be responsible for delays or nonperformance under this Agreement arising out of any cause or event beyond such party’s control.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, STATE STREET FOR ITSELF AND ITS RELEVANT LICENSORS AND THIRD PARTY VENDORS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE

Infringement

Information Classification: Limited Access

State Street will defend or, at our option, settle any claim or action brought against Customer or an Authorized Designee to the extent that it is based upon an assertion that access to or use of State Street proprietary systems by you under this Agreement constitutes direct infringement of any patent or copyright or misappropriation of a trade secret, provided that Customer notifies State Street promptly in writing of any such claim or proceeding and cooperate with State Street in the defense of such claim or proceeding and allow State Street sole control over such claim or proceeding. Should the State Street proprietary system or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, State Street shall have the right, at State Street’s sole option, to (i) procure for Customer the right to continue using the State Street proprietary system, (ii) replace or modify the State Street proprietary system so that the State Street proprietary system becomes noninfringing, or (iii) terminate this Agreement without further obligation. This section constitutes the sole remedy available to Customer for the matters described in this section.

Termination

Either party may terminate this Agreement (i) for any reason by giving the other party at least one-hundred and eighty (180) days’ prior written notice in the case of notice of termination by State Street to Customer or thirty (30) days’ notice in the case of notice from Customer to State Street of termination, or (ii) immediately for failure of the other party to comply with any material term and condition of the Agreement by giving the other party written notice of termination. This Agreement shall in any event terminate within ninety (90) days after the termination of any service agreement applicable to you. Customer’s use of any third party System is contingent upon its compliance with any terms and conditions of use of such System imposed by such third party and State Street’s continued access to, and use of, such third party System. In the event of termination, Customer will return to State Street all copies of documentation and other confidential information in its possession or in the possession of its Authorized Designees (subject to, in each case, applicable law as well as each such entity’s electronic document retention policies) and immediately cease access to the System and Remote Access Services. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

Miscellaneous

This Agreement constitutes our entire understanding with respect to access to the System and the Remote Access Services. This Agreement cannot be modified or altered except in a writing duly executed by both of us and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Should Customer wish to avail itself s of the System and the Remote Access Services, please sign and return one copy of this letter.

Very truly yours,

STATE STREET BANK AND TRUST COMPANY
By:

Name: Elisa

Alves Title:

Vice President

Information Classification: Limited Access

CONFIRMED AND AGREED:

HSBC Funds

By:

Name:	James D Levy

Title:	Vice President

Date:	September 15, 2022

Information Classification: Limited Access

Appendix D

State Street Client Information Security Schedule

All capitalized terms not defined in this State Street Client Information Security Schedule (this “Security Schedule”) will have the meanings given to them in the Agreement, as applicable.

State Street implements data security measures consistent in all material respects with applicable prevailing industry practices and standards as well as laws, rules and regulations applicable to State Street. However, as information security is a highly dynamic space where threats are constantly changing, State Street reserves the right to make changes to its information security controls at any time in a manner that does not materially reduce its protection of Client Data.

State Street will use commercially reasonable efforts to cause any delegates and other third parties to whom State Street provides Client Data to implement and maintain security measures that State Street reasonably believes are at least as protective as those described in this Security Schedule. For delegates or other third parties who collect, transmit, share, store, control, process or manage Client Data, State Street is responsible for assessing their control environments. Notwithstanding the foregoing, State Street shall be responsible for any such delegate’s or other third party’s conduct with respect to the protection of Client Data, which if done by State Street, would be a breach of its commitment under this Security Schedule.

1.	Security Objectives. State Street uses commercially reasonable efforts to:

a. protect the privacy, confidentiality, integrity, and availability of Client Data;

b. protect against accidental, unauthorized, unauthenticated or unlawful access, copying, use, processing, disclosure, alteration, corruption, transfer, loss or destruction of Client Data;

c. comply with applicable governmental laws, rules and regulations that are relevant to the handling, processing and use of Client Data by State Street in accordance with each Agreement; and

d. implement customary administrative, physical, technical, procedural and organizational safeguards.

2. Risk Assessments. The results of State Street’s risk assessments are internal to State Street and will not be provided to Client.

a. Risk Assessment - State Street will perform risk assessments annually that are designed to identify material threats (both internal and external), the likelihood of those threats occurring and the impact of those threats upon the State Street organization to evaluate and analyze the appropriate level of information security safeguards (“Risk Assessments”).

b. Risk Mitigation - State Street will use commercially reasonable efforts to manage, control and remediate any threats identified in the Risk Assessments that are likely to result in material unauthorized access, copying, use, processing, disclosure, alteration, transfer, loss or destruction of Client Data, consistent with the Security Objectives, and commensurate with the sensitivity of the Client Data and the complexity and scope of the activities of State Street pursuant to the Agreement.

Information Classification: Limited Access

c. Vulnerability Management Program – State Street maintains a vulnerability management program that includes processes for: being made aware of newly announced vulnerabilities; discovering vulnerabilities within the infrastructure and applications; risk rating vulnerabilities consistent with industry standards; and defining timeframes for remediating vulnerabilities (other than medium or low risk vulnerabilities) consistent with industry standards and taking into account any mitigation efforts taken by State Street with respect to such vulnerabilities.

3. Security Controls. Upon Client’s reasonable request, no more frequently than annually, State Street will provide Client’s Chief Information Security Officer or his or her designee with a copy of its Corporate Information Security Controls manual, a completed Standardized Information Gathering (SIG) questionnaire, and an opportunity to discuss State Street’s Information Security measures with a qualified member of State Street’s Information Technology management team. In no event will any such discussions require State Street to reveal any details or information that could reasonably be expected to jeopardize the security or integrity of any State Street system or the confidentiality or security of any other client’s data. State Street reviews its Information Security Policy approximately annually and reserves the right to change the frequency to meet regulatory requirements (which in no event will be less frequent than every eighteen (18) months).

4. Organizational Security.

a. Responsibility - State Street will assign responsibility for information security management to senior personnel only.

b. Access - State Street will have controls designed to permit only those personnel performing roles supporting the provision of services under this Agreement to access Client Data.

c. Confidentiality - State Street personnel who have accessed or otherwise been made known of Client Data will maintain the confidentiality of such information in accordance with the terms of this Agreement.

d. Training - State Street will provide information security training to its personnel on approximately an annual basis

e. Screening –State Street employees, and personnel of delegates or other third parties who access State Street’s facilities, networks or systems, are subject to certain credit and criminal checks conducted by State Street or its agents applicable to banks pursuant to applicable laws, rules and/or regulations. If any person does not meet the requirements of such State Street checks, such person may not be permitted to be employed by State Street or, in the event of a delegate or other third party, State Street requires that such person be removed from any assignment for State Street. In addition to the foregoing, State Street requires its delegates and other third parties to conduct, as part of its standard hiring and vendor due diligence practices, pre-employment background investigations consistent with industry standards with respect to any personnel that are assigned to perform services for State Street or otherwise have access to confidential information of State Street or its clients.

5. Physical Security.

a. Securing Physical Facilities - State Street will maintain systems located in State Street facilities that host Client Data or provide services under this Agreement in environments that are designed to be physically secure and to allow access only to

Information Classification: Limited Access

authorized individuals. A secure environment includes the availability of onsite security personnel on a 24 x 7 basis or equivalent means of monitoring locations supporting the delivery of services under this Agreement.

b. Physical Security of Media - State Street will implement controls, consistent with applicable prevailing industry practices and standards, that are designed to deter the unauthorized viewing, copying, alteration or removal of any media containing Client Data. Removable media on which Client Data is stored (including thumb drives, CDs, and DVDs, and PDAS) by State Street must be encrypted using at least 256-bit AES (or equivalent).

c. Media Destruction - State Street will destroy removable media and any mobile device (such as discs, USB drives, DVDs, back-up tapes, laptops and PDAs) containing Client Data or use commercially reasonable efforts to render Client Data on such physical media unintelligible if such media or mobile device is no longer intended to be used. All backup tapes that are not destroyed must meet the level of protection described in this Security Schedule until destroyed.

d. Paper Destruction - State Street will cross shred all paper waste containing Client Data and dispose in a secure and confidential manner.

6. Communications and Operations Management.

a. Network Penetration Testing - State Street will, on approximately an annual basis but in no event less frequently than every eighteen (18) months, contract with an independent third party to conduct a network penetration test on its network having access to or holding or containing Client Data. If penetration testing reveals material deficiencies or vulnerabilities, the findings will be risk rated consistent with industry standards and timeframes will be defined for remediating vulnerabilities (other than medium or low risk vulnerabilities) consistent with industry standards and taking into account any mitigation efforts taken by State Street with respect to such vulnerabilities

b. Data Protection During Transmission - State Street will encrypt, using an industry recognized encryption algorithm, personally identifiable Client Data when in transit across public networks.

c. Data Loss Prevention - State Street will maintain a data leakage program that is designed to identify, detect, monitor and document data leaving State Street’s control without authorization in place.

7. Access Controls.

a. Authorized Access - State Street will have controls that are designed to maintain the logical separation such that access to systems hosting Client Data and/or being used to provide services to Client will uniquely identify each individual requiring access, grant access only to authorized personnel based on the principle of least privileges, and prevent unauthorized access to Client Data. State Street reviews user access rights to systems and applications storing or allowing access to Client Data on a periodic basis.

b. User Access - State Street will have a process to promptly disable access to Client Data by any State Street personnel who no longer requires such access. State Street will also promptly remove access of Client personnel upon receipt of notification from Client.

Information Classification: Limited Access

c. Authentication Credential Management - State Street will communicate authentication credentials to users in a secure manner, with a proof of identity check of the intended users. State Street requires its personnel and any personnel of its delegates or other third parties that have access to State Street’s networks or systems to maintain the confidentiality of system passwords, keys, and passcodes. State Street has a secure and documented process to reset passwords that requires verification of user identity prior to password reset.

d. Multi-Factor Authentication for Remote Access - State Street will use multi factor authentication and a secure tunnel, or another strong authentication mechanism, when any State Street personnel remotely accesses State Street’s internal network.

8. Use of Laptop and Mobile Devices in connection with this Agreement.

a. Encryption Requirements - State Street will encrypt any laptops or mobile devices (e.g., tablets and smartphones) containing Client Data used by State Street’s personnel using an industry recognized encryption algorithm with at least 256 bit encryption AES (or equivalent).

b. Secure Storage - State Street will require that all laptops and mobile devices be securely stored whenever out of the personnel’s immediate possession.

c. Inactivity Timeout - State Street will employ access and password controls as well as inactivity timeouts of no longer than thirty (30) minutes on laptops, desktops and mobile devices managed by State Street and used by State Street’s personnel.

d. Remote Management – State Street will maintain the ability to remotely remove Client Data promptly from mobile devices managed by State Street. State Street has policies requiring personnel to maintain the security of devices managed by State Street.

9.	Information Systems Acquisition Development and Maintenance.
a.	Client Data – Client Data will only be used by State Street for the purposes specified in this Agreement.
b.	Virus Management - State Street will maintain a malware protection program designed to identify, detect, protect, respond and recover from malware infections, malicious code and unauthorized execution of code within the State Street environment.
c.	Change Control – State Street implements and maintains change control procedures to manage changes to information systems, supporting infrastructure, and facilities. Certain State Street’s system and application changes undergo testing prior to implementation, which may include relevant security controls, as determined by State Street on a risk basis and taking into account the type and/or impact of the change and the infrastructure and/or network components in place with respect to such change.

10. Incident Event and Communications Management.

a. Incident Management/Notification of Breach - State Street will maintain an incident response plan that specifies actions to be taken when State Street or one of its

Information Classification: Limited Access

subcontractors suspects or detects that a party has gained unauthorized access to Client Data or systems or applications containing any Client Data (the “Response Plan”). Such Response Plan will include an escalation procedure that includes notification to senior managers and reporting to regulatory and law enforcement agencies, when and if applicable. State Street will use commercially reasonable efforts to investigate, remediate and mitigate such unauthorized access.

b. State Street will notify Client within seventy-two (72) hours after it has determined that unauthorized access to Client Data has occurred, unless otherwise prohibited by applicable Law. In such an event, and unless prohibited by applicable Law, State Street will provide information, to the extent available to State Street, sufficient to provide a reasonable description of the general circumstances and extent of such unauthorized access, and will provide reasonable cooperation to Client:

i.	in the investigation of any such unauthorized access;

ii.	in Client’s efforts to comply with statutory notice or other applicable Laws applicable to Client or its shareholders; and

iii.	in litigation and investigations brought by Client against third parties, including injunctive or other equitable relief reasonably necessary to protect Client’s proprietary rights.

For the avoidance of doubt, State Street will not be required to disclose information that State Street reasonably determines would compromise the security of State Street’s technology or premises or that would impact other State Street clients.

Information Classification: Limited Access